UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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International Paper Company

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6400 Poplar Avenue

Memphis, Tennessee 38197

JOHN V. FARACI

Chairman and Chief Executive Officer

April 2012

Dear Shareowners,

It is my pleasure to invite you to attend this year’s Annual Meeting of Shareowners, which will be held on May 7, 2012, in White Plains, New York. As in the past, we are coming together to consider important matters affecting the Company. Whether or not you plan to attend the meeting, I encourage you to review the enclosed information and vote your shares.

In 2011, International Paper generated strong free cash flow, near record earnings per share and continued to win with the right customers. Our transformed portfolio is balanced and generating stronger, more sustainable profits – as underlined by our best overall financial performance in nearly two decades. We are confident in our ability to deliver value to shareowners despite a challenging global economic environment.

A large part of our success stems from the guidance and leadership of International Paper’s Board of Directors. This year, we are pleased to welcome Ms. Joan Spero to the Board. Joan brings a wealth of experience in corporate and government affairs, having served in the U.S. Department of State as Undersecretary for Economic, Business and Agricultural Affairs, and as Ambassador to the United Nations for Economic and Social Affairs. Her unique perspectives make Joan an asset to the Board and our Company. In 2011, we also honored Sam Gibara for his 13 years of service as a Director of International Paper. We wish Sam well in his retirement and appreciate the contributions he made to International Paper as a Director.

As always, we value your ongoing participation and support of International Paper. We remain committed to creating long-term value for you and to becoming the best paper and packaging company in the world.

Sincerely,

John Faraci

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

To the Owners of Common Stock of International Paper Company:

Date:	Monday, May 7, 2012
Time:	11:00 a.m. EDT
Place:	The Ritz-Carlton, Westchester
Three Renaissance Square
White Plains, New York 10601

Items of Business:	Company Proposals:

☐ Item One: Elect the nine (9) nominees named in the attached proxy statement as directors for a one-year term.

☐ Item Two: Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2012.

☐ Item Three: Vote on a non-binding resolution to approve the compensation of our named executive officers, as discussed under the heading “Compensation Discussion & Analysis.”

Shareowner Proposal:

☐ Item Four: Vote on a shareowner proposal on shareowner action by written consent, if properly presented at the meeting.

Consider any other business properly brought before the meeting.

Record Date:	March 13, 2012. Holders of record of International Paper common stock, par value $1.00 per share, at the close of business on that date, are entitled to vote at the meeting.

By order of the Board of Directors,

SHARON R. RYAN

Senior Vice President, General Counsel and

Corporate Secretary

April 5, 2012

PROXY STATEMENT

2012 Annual Meeting of Shareowners

Information About Our Annual Meeting

This proxy statement is furnished in connection with the solicitation of proxies by International Paper Company on behalf of the Board of Directors for the 2012 Annual Meeting of Shareowners. Distribution of this proxy statement and proxy form is scheduled to begin on or about April 5, 2012.

The 2012 annual meeting will be held on Monday, May 7, 2012, at 11:00 a.m. EDT at The Ritz-Carlton, Westchester, located at Three Renaissance Square in White Plains, New York, 10601.

At the 2012 annual meeting, shareowners will vote on the following matters, as well as any other business properly brought before the meeting:

Item One: Elect the nine (9) nominees named in this proxy statement as directors for a one-year term. The Board recommends a vote FOR each of the nominees.

Item Two: Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2012. The Board recommends a vote FOR this proposal.

Item Three: Vote on a non-binding resolution to approve the compensation of our named executive officers, as disclosed under the heading “Compensation Discussion & Analysis.” The Board recommends a vote FOR this proposal.

Item Four: Vote on a shareowner proposal on shareowner action by written consent, if properly presented at the meeting. The Board recommends a vote AGAINST this proposal.

Information about these items may be found beginning on page 7 of this proxy statement.

The Board has designated John V. Faraci, our Chairman and Chief Executive Officer (“CEO”), Carol L. Roberts, Senior Vice President and Chief Financial Officer (“CFO”), and Sharon R. Ryan, Senior Vice President, General Counsel and Corporate Secretary, as proxies in connection with the 2012 annual meeting. With respect to any other matter that properly comes before the annual meeting, these proxies will vote as recommended by the Board, or, if no recommendation is given, at their discretion.

Shareowners of record of International Paper common stock at the close of business on March 13, 2012, the record date, or their duly authorized proxy holders, are entitled to vote on each matter submitted to a vote at the 2012 annual meeting and at any adjournment or postponement of the annual meeting. There were 437,084,397 common shares outstanding on March 13, 2012. Each common share is entitled to one vote on each matter to be voted on at the 2012 annual meeting.

A list of shareowners as of the record date will be available for inspection and review upon request of any shareowner to the Corporate Secretary at the address on page 6 of this proxy statement. We will also make the list available at the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareowner Meeting to be Held on May 7, 2012:

This proxy statement, a form of proxy and our annual report to shareowners is available for viewing and printing at the following Web site: materials.proxyvote.com/460146

Vote by telephone

If you choose to vote by telephone, you may call the toll-free number on your proxy card. You will need to have the 12-digit control number printed on your proxy card.

Vote on the Internet

If you choose to vote via the Internet, follow the instructions for accessing the Web site on your proxy card. You will need to have the 12-digit control number printed on your proxy card.

Vote by mail

If you choose to vote by mail, simply mark, sign and date your proxy card and return it in the postage prepaid envelope that was included with the proxy card.

Voting Procedures and Annual Meeting Attendance

How many votes must be present to hold the annual meeting?

Holders of International Paper common stock, present in person or represented by proxy, representing one-third of the number of votes entitled to be cast upon any proposal to be considered at the meeting (at least 145,694,799 votes) are required to hold the 2012 annual meeting. If you properly vote on any proposal, your shares will be included in the number of shares to establish a quorum for the annual meeting. Shares held of record and represented by proxy cards marked “abstain,” or returned without voting instructions, will be counted as present for the purpose of determining whether the quorum for the annual meeting is satisfied. In addition, if you hold shares through a bank or brokerage account, your shares will be counted as present for the purpose of determining whether the quorum for the annual meeting is satisfied, even if you do not provide voting instructions to your bank or brokerage firm.

We urge you to vote by proxy even if you plan to attend the meeting. That will help us to know as soon as possible that we have enough votes to hold the meeting. Returning your proxy card will not affect your right to revoke your proxy or to attend the 2012 annual meeting and vote in person.

How many votes must be present to consider each of the proposals?

The presence, in person or by proxy, of holders of record of International Paper common stock representing one-third of the number of votes entitled to be cast on a specific proposal is required to consider that proposal at the annual meeting. Even if a quorum is established for the annual meeting, it is possible that a quorum may not be established for a specific proposal presented at the annual meeting.

How do I vote my shares?

You may vote at the annual meeting by proxy or in person.

If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), you have several options. You may vote by telephone, on the Internet or by attending the meeting and voting in person. In addition, you may vote by mail using the enclosed proxy card.

If you hold your shares in street name (that is, if you hold your shares through a broker, bank or other holder of record), you received this proxy statement and a voting instruction card from your broker, bank or other holder of record. This voting instruction card explains which voting options are available to you. As the beneficial owner of shares held in street name, you have the right to direct your bank or broker how to vote your shares, and it is required to vote your shares in accordance with your instructions. If you do not give instructions to your bank or brokerage firm, it will nevertheless be entitled to vote your shares with respect to “routine” items, but it will not be permitted to vote your shares with respect to “non-routine” items. In the case of a non-routine item, your shares will be considered “broker non-votes” on that proposal. If you want to vote in person at the annual meeting, you must obtain a power of attorney or proxy from your broker, bank or other holder of record authorizing you to vote. You must bring this power of attorney or proxy to the meeting.

How do I attend the annual meeting?

All shareowners as of the record date, March 13, 2012, or their duly authorized proxy holders, are welcome to attend the annual meeting. If you are voting by mail, by telephone or via the Internet, but still wish to attend the meeting, follow the instructions on your proxy card or via the Internet (www.proxyvote.com) to tell us that you plan to attend. When you arrive at the meeting, please look for the “Shareowners’ Welcome Desk,” where you will be asked for photo identification in order to be admitted.

If you hold your shares in street name and you decide to attend, you must bring to the annual meeting a copy of your bank or brokerage statement evidencing your ownership of International Paper common stock as of the record date. Please go to the “Shareowners’ Welcome Desk” and provide the bank or brokerage statement, as well as your photo identification, in order to be admitted.

What happens if the annual meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

If I hold shares in an International Paper employee benefit plan, how do I vote my shares?

International Paper employees may hold shares of Company common stock in one of our employee benefit plans, including the:

•	International Paper Company Savings Plan;

•	International Paper Company Long-Term Incentive Compensation Plan (“LTICP”); or

•	International Paper Company 2009 Incentive Compensation Plan (“2009 ICP”).

If you hold shares in our Savings Plan, you may instruct the trustee, State Street Bank and Trust Company, to vote your shares in the Company Stock Fund by returning the proxy/voting instruction card included with this mailing or by providing voting instructions by telephone or on the Internet as explained on the voting instruction card. If you do not return the proxy/voting instruction card or provide voting instructions, or if your instructions are unclear or incomplete, the trustee will vote your shares at its discretion.

If you hold shares of restricted stock under our Performance Share Plan or a restricted stock grant pursuant to the LTICP or 2009 ICP, you may also vote these shares. The process is the same as voting shares of common stock, described above under the heading “How do I vote my shares?” However, if you do not vote your shares, they will not be counted as there is no trustee for the LTICP or 2009 ICP to vote the shares on your behalf.

Can I change or revoke my proxy?

Yes, you may change your vote or revoke your proxy at any time at or before the annual meeting. If you are a holder of record, you may change your vote or revoke your proxy through any of the following means:

•

by casting a new vote by telephone or on the Internet prior to the annual meeting, or by properly completing and signing another proxy card with a later date and returning the proxy card prior to the annual meeting;

•	giving written revocation to our Corporate Secretary prior to the annual meeting directed to the address on page 6 of this proxy statement, or at the meeting; or

•	voting in person at the annual meeting.

Your presence at the annual meeting will not in itself revoke your proxy; you must obtain a ballot and vote at the annual meeting to revoke your proxy.

If you hold your shares in street name, you may change your voting instructions by contacting your broker, bank or other holder of record prior to the annual meeting or by voting in person at the annual meeting pursuant to a power of attorney or proxy from your bank or broker.

What if I do not indicate my vote for one or more of the matters on my proxy card?

If you are a registered shareowner and you return a proxy card without indicating your vote, your shares will be voted as follows:

•	for the Company’s proposal to elect the nine (9) nominees named in this proxy statement to the Company’s Board of Directors in Item 1;

•	for the Company’s proposal to ratify the appointment of the Company’s independent registered public accounting firm in Item 2;

•	for the Company’s proposal to approve the compensation of our named executive officers in Item 3; and

•	against the shareowner proposal on shareowner action by written consent in Item 4.

If you are a registered shareowner and you do not return a proxy card or vote at the annual meeting, your shares will not be voted and will not count toward the quorum requirement to hold the annual meeting. Your shares that are not voted will not affect the outcome of any of the proposals.

If your shares are held through our Savings Plan, and you do not provide instructions, the trustee for the plan will vote your shares at its discretion.

If your shares are held in street name and you do not give your bank or broker instructions on how to vote, your shares will be counted toward the quorum requirement for the annual meeting. The failure to instruct your bank or broker how to vote will have one of three effects on the proposals for consideration at the annual meeting, depending upon the type of proposal. For all items to be voted on, other than Item 2 to ratify our independent registered public accounting firm for 2011, absent instructions from you, the bank or broker may not vote your shares at all and your shares will be considered broker non-votes. For Item 2, however, the broker may vote your shares at its discretion. For Item 1, a broker non-vote will have no effect on the outcome of the election of directors. For Items 3 and 4, a broker non-vote will have the same effect as a vote against the proposal.

Will my vote be confidential?

Yes. Your vote is confidential and will not be disclosed to our directors or employees.

Will the Company’s independent registered public accounting firm be present at the annual meeting?

Yes, representatives of Deloitte & Touche LLP (“Deloitte & Touche”) will attend the meeting. They will be available during the meeting to answer your questions and they will have the opportunity to make a statement, if they desire to do so. The Audit and Finance Committee of our Board has approved the appointment of Deloitte & Touche as our independent registered public accounting firm for 2012, and this decision has been ratified by all members of our Board.

For directions to the meeting, please see the map at the end of this proxy statement.

Need to change future proxy delivery options?

If you hold your shares in street name and wish to receive separate copies of future annual reports and proxy statements or if you currently receive multiple copies of our annual report and proxy statement and would like to receive a single copy, please send your written request to:

Broadridge Financial Solutions, Inc.

Householding Dept.

51 Mercedes Way

Edgewood, NY 11717

or call (800) 542-1061

Will our directors attend the annual meeting?

Yes. The Company’s Corporate Governance Guidelines state that directors are expected to attend our annual meeting.

Do any shareowners beneficially own more than 5 percent of our common stock?

Yes. According to public filings, there are four entities that beneficially own more than 5 percent of our common stock:

•	BlackRock, Inc.;

•	State Street Corporation, as trustee of various International Paper employee benefit plans and as trustee and discretionary adviser to third party trusts and employee benefit plan related accounts;

•	T. Rowe Price Associates, Inc., as investment adviser to third parties; and

•	Invesco Ltd., as investment adviser and parent holding company.

For further information about these shareowners, please see “Ownership of Company Stock.”

Who will be soliciting proxies on our behalf?

The Company pays the cost of preparing proxy materials and soliciting your vote. Proxies may be solicited on our behalf by our directors, officers or employees by telephone, electronic or facsimile transmission or in person. We have hired Georgeson, Inc. to solicit proxies for an estimated fee of approximately $22,000, plus expenses.

What is householding?

We have adopted “householding,” a procedure under which shareowners of record who have the same address and last name and do not receive proxy materials electronically will receive only one copy of our annual report and proxy statement unless one or more of these shareowners notifies us that they wish to continue receiving individual copies. This procedure saves us printing and mailing costs. Shareowners will continue to receive separate proxy cards.

We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2011 annual report to a shareowner at a shared address to which a single copy of the documents was delivered. To request separate copies of our proxy statements or annual reports, either now or in the future, please send your written request to Investor Relations, International Paper, 6400 Poplar Avenue, Memphis, TN 38197, or call (800) 332-8146. You may also submit your request on our Web site, www.internationalpaper.com, under the “Investors” tab at the top of the page and then under the “Financial Requests” link.

Communicating With the Board

How do I communicate with the Board?

You may communicate with our entire Board, the independent directors as a group, the Presiding Director, or any one of the directors by writing to Ms. Sharon R. Ryan, Senior Vice President, General Counsel, and Corporate Secretary, at the address set forth to the right. Ms. Ryan will forward all communications relating to International Paper’s interests, other than business solicitations, advertisements, job inquiries or similar communications, directly to the appropriate director(s).

In addition, as described in detail under “Information About Our Corporate Governance,” our Office of Ethics and Business Practice has a HelpLine that is available 24 hours a day, seven days a week, to receive calls, e-mails, and letters to report a concern or complaint, anonymous or otherwise.

Direct all Board

correspondence to:

Corporate Secretary

International Paper

6400 Poplar Avenue

Memphis, TN 38197

All contacts that raise concerns or allegations of impropriety relating to our accounting, internal controls or other financial or audit matters are immediately forwarded to the chair of our Audit and Finance Committee. All such matters are investigated and responded to in accordance with the procedures established by our Audit and Finance Committee.

How do I submit a shareowner proposal for consideration at the 2013 Annual Meeting?

Our 2013 annual meeting is currently scheduled for May 13, 2013. If you wish to submit a proposal to be included in the 2013 proxy statement, you must submit your proposal in writing so that we receive it by December 6, 2012. Proposals should be sent to the Corporate Secretary at the address listed above.

If you would like to present your proposal at the 2013 annual meeting, but you do not meet the deadline for inclusion in the proxy statement, our By-Laws require that you notify us of your proposal between January 13, 2013, and February 12, 2013. Your notice should be sent to the Corporate Secretary.

You must be a shareowner of record on the date you submit your proposal and on the record date for determining shareowners entitled to vote at the 2013 annual meeting. You must also meet the minimum share ownership requirements set forth by the Securities and Exchange Commission (“SEC”) in order to be eligible to submit a shareowner proposal. Your proposal must conform to the notice requirements in Article I, Section 7, of our By-Laws.

How do I nominate a candidate for director at the 2013 Annual Meeting?

Shareowner nominations for directors may be submitted to the Corporate Secretary at the address listed above. Our By-Laws require that the director nomination be received between January 13, 2013, and February 12, 2013.

As in the case of submitting a shareowner proposal, you must be a shareowner of record on the date you submit your nomination and on the record date for determining shareowners entitled to vote at the 2013 annual meeting. You must also meet the minimum share ownership requirements set forth by the SEC in order to be eligible to nominate a director candidate. Your director nomination must conform to the notice requirements in Article II, Section 9, of our By-Laws.

Our By-Laws are available at www.internationalpaper.com, under the “Company” tab at the top of the page and then under the “Governance” link. A paper copy is available at no cost by written request to the Corporate Secretary.

Matters to be Acted upon at the 2012 Annual Meeting

Company Proposals

Item 1 — Company Proposal to Elect Nine Directors

The Board of Directors currently consists of 10 members. Alberto Weisser is not standing for reelection at the 2012 annual meeting and will resign from the Board when his current term expires immediately before the meeting, at which point the size of the Board will be reduced to nine members. Each of the other nine current directors has been nominated by the Board for reelection by shareowners at the annual meeting. Information about these nominees may be found on pages 12-13 of this proxy statement. All nine nominees, if elected, will hold office until the earlier of:

(i)	our 2013 annual meeting and the date a qualified successor has been elected, or
(ii)	death, resignation or retirement.

There are no other nominees competing for their seats on the Board. This means we have a non-contested election. Shares may not be voted cumulatively and cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

Under our Restated Certificate of Incorporation, directors in non-contested elections are elected by an affirmative majority of votes cast. You can vote “for” or “against” a nominee, or you may “abstain” from voting with respect to a nominee.

“Abstentions” will have no effect on the vote. If you hold your shares in street name, your failure to indicate voting instructions to your bank or broker will cause your shares to be considered broker non-votes not entitled to be cast with respect to Item 1 and will have no effect on the vote.

Majority vote for directors:

Each director must receive a majority of votes cast “for” his or her election.

If a director does not receive a majority of votes cast “for” his or her election, he or she must submit a letter of resignation, and the Board, through its Governance Committee, will decide whether to accept the resignation.

We do not know of any reason why any nominee would be unable to, or for good cause would not serve as a director if elected. If, prior to the election, a nominee is unable or unwilling to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate, except for proxies voted “abstain” with respect to the original nominee.

Our Board of Directors unanimously recommends that you vote FOR each of the following nominees:

•	David J. Bronczek
•	Ahmet C. Dorduncu
•	John V. Faraci
•	Stacey J. Mobley
•	Joan E. Spero
•	John L. Townsend, III
•	John F. Turner
•	William G. Walter
•	J. Steven Whisler

Item 2 — Company Proposal to Ratify Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for 2012

Our Board of Directors has ratified the selection of Deloitte & Touche by our Audit and Finance Committee to serve as the Company’s independent registered public accounting firm for 2012. We are asking shareowners to ratify the selection of Deloitte & Touche. To ratify the selection of our independent registered public accounting firm, the affirmative vote of a majority of a quorum at the annual meeting is required.

You may vote “for” or “against” the ratification of the selection of our independent registered public accounting firm, or you may “abstain” from voting. “Abstentions” will have the same effect as a vote against this proposal because they are considered votes present for purposes of a quorum on the vote.

There will be no broker non-votes associated with this proposal, as the ratification of our independent registered public accounting firm is a routine matter. As a result, if your shares are held in street name and you do not give your bank or broker instructions on how to vote, your shares will be voted by the broker in its discretion.

Although ratification is not required by our By-Laws or otherwise, the Board is submitting the selection of Deloitte & Touche to our shareowners for ratification because we value our shareowners’ views on the Company’s independent registered public accounting firm. Our Audit and Finance Committee will consider the outcome of this vote in its decision to appoint an independent registered public accounting firm, but is not bound by the shareowners’ vote. Even if the selection of Deloitte & Touche is ratified, the Audit and Finance Committee may change the appointment at any time during the year if it determines that a change would be in the best interest of the Company and its shareowners.

Our Board of Directors unanimously recommends that you vote FOR the ratification of Deloitte & Touche as the Company’s independent registered public accounting firm for 2012.

Item 3 — Company Proposal to Vote on a Non-Binding Resolution to Approve the Compensation of Our Named Executive Officers

Our Board of Directors is seeking your approval of the compensation of our Named Executive Officers (“NEOs”), as disclosed pursuant to Item 402 of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the Compensation Discussion & Analysis, related compensation tables and narrative disclosure. This vote is non-binding. To approve this proposal, the affirmative vote of a majority of a quorum at the annual meeting is required.

You may vote “for” or “against” this proposal, or you may “abstain” from voting. “Abstentions” will have the same effect as a vote against this proposal because they are considered votes present for purposes of a quorum on the vote.

If you hold your shares in street name, your failure to indicate voting instructions to your bank or broker will cause your shares to be considered broker non-votes not entitled to vote with respect to Item 3. Broker non-votes will have the same effect as a vote against this proposal.

Our Board seeks your approval of the compensation of our NEOs, who are listed in the Summary Compensation Table on page 67 of this proxy statement. Information describing the compensation of our NEOs is provided in the Compensation Discussion & Analysis section, the accompanying tables and narrative contained in this proxy statement beginning on page 33 of this proxy statement.

Our Board asks shareowners to approve the following (non-binding) advisory resolution:

“Resolved, that the compensation paid to the Company’s Named Executive Officers, disclosed pursuant to Item 402 of Regulation S-K of the Exchange Act, including the Compensation Discussion & Analysis, the related compensation tables and narrative disclosure, in this proxy statement is hereby approved.”

Our Board of Directors unanimously recommends that you vote FOR the approval of the compensation of our Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K of the Exchange Act.

Proposal Submitted by our Shareowners

Item 4 — Shareowner Proposal Concerning Shareowner Action by Written Consent in Lieu of a Meeting

We expect the following shareowner proposal to be presented at the annual meeting. Upon request, we will promptly provide any shareowner with the name, address and number of shares held by the shareowner making this proposal. The Company is not responsible for the contents of this shareowner proposal or any supporting statement.

The shareowner proposal will be approved if a majority of a quorum at the annual meeting is voted “for” the proposal. You may vote “for” or “against” the shareowner proposal, or you may “abstain” from voting. “Abstentions” will have the same effect as a vote against this shareowner proposal, because they are considered votes present for purposes of a quorum. If you hold your shares in street name, your failure to indicate voting instructions to your bank or broker will cause your shares to be considered broker non-votes not entitled to vote with respect to Item 4. Broker non-votes will have the same effect as a vote against this proposal.

“4 — Shareholder Action by Written Consent

RESOLVED, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting (to the fullest extent permitted by law). This includes written consent regarding issues that our board is not in favor of.

The 2011 proposal on this topic won 52% support at our 2011 annual meeting. This proposal topic also won majority shareholder support at 13 major companies in 2010. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent. This proposal is important because our company does not have a provision for 10% of shareholders to call a special meeting.

The merit of this proposal should also be considered in the context of the opportunity for additional improvement in our company’s 2011 reported corporate governance in order to make our company more competitive:

The Corporate Library, an independent investment research firm, rated our company “High Concern” in executive pay – $17 million for John Faraci and only 51% of CEO pay was incentive based.

A significant portion of our CEO’s total summary compensation consisted of $5 million in pension increases. The executive pay committee added a provision which enabled it to use discretion to increase the pay pool by 25% under the 2011 annual plan. In addition, the long-term performance share plan (PSP) did not require above-median performance for partial payouts. Underperforming industry peers should not result in monetary awards of any kind.

Furthermore, Mr. Faraci’s “all other compensation” ballooned to $1.3 million. This level of perquisites raised red flags both in its amount and components, as it is typically very difficult to justify in terms of shareholder benefit. This amount included dividend realized from vested PSP pay ($668,000), company matching contributions ($193,000), and the CEO’s personal use of the company jet ($387,000).

Finally, our CEO was potentially entitled to over $55 million if there is a change in control. Executive pay policies such as these are not in the interests of shareholders.

Joan Spero, new to our board in 2011, was on the Delta Air Lines board leading up to its bankruptcy. William Walter, chairman of our executive pay committee, received our highest negative votes.

Please encourage our board to respond positively to this proposal to initiate improved corporate governance to make our company more competitive:

Shareholder Action by Written Consent — Yes on 4.”

[End of Shareowner Proposal]

Position of Your Company’s Board of Directors

The Board of Directors and its Governance Committee have considered this proposal and recommend that shareowners vote AGAINST this proposal for the following reasons.

International Paper shareowners can call special meetings and also have access to the Board of Directors and ample opportunity to submit items for shareowner approval.

Our shareowners have the ability to raise matters outside the annual meeting cycle. Our By-Laws permit shareowners holding at least 20% of the outstanding common shares to call a special meeting to propose, debate and vote on matters outside of the annual meeting cycle. Our shareowners also have the ability to communicate directly with any member of the Board or committee member and the Presiding Director as well as propose director nominees to the Governance Committee. Also, our senior executives periodically engage major institutional shareowners as part of an outreach program to discuss numerous issues including governance matters, executive compensation, and shareowner proposals. They also meet with any other shareowners and organizations interested in our governance practices.

We have a strong track record of sound corporate governance policies and practices which provide greater transparency and accountability of the Board of Directors to our shareowners.

•	Majority voting – We have majority voting in uncontested elections, and all directors are elected annually.

•

Presiding Director – The Board has a Presiding Director who is annually appointed by the independent directors, presides at executive sessions of independent directors, has authority to call meetings of independent directors, approves schedules and agendas for Board meetings, and may add agenda items, and approves meeting materials for distribution to and consideration by the Board.

•	No super majority voting – Our governance documents do not contain any super majority voting requirements.

•	No poison pill – The Company has no shareowner rights plan, or poison pill.

•	Clawbacks – Our compensation recovery policies go beyond Sarbanes-Oxley and other minimum requirements. These policies are described on page 63 of this proxy statement.

•	Shareowner outreach – As noted above, we engage with shareowners to discuss corporate governance practices, executive compensation, and shareowner proposals.

Matters that are sufficiently important and subject to a shareowner vote should be communicated to all shareowners, and all shareowners should have the opportunity to vote on such action.

The Company’s By-Laws provide that shareowner action must be effected at a duly called annual or special meeting. This meeting requirement protects all shareowners by ensuring the following benefits:

•	notice of a request for a special meeting and the proposals to be considered;

•	at the meeting, an opportunity to discuss and raise questions with our Board of Directors and senior management (who attend our meetings), as well as with other shareowners; and

•	most importantly, the right to vote on any proposals.

We urge you to vote against this proposal because it would allow a group of shareowners, who, for as little as a single day, hold a majority of the Company’s outstanding shares, to impose their will on the minority without a meeting of the Company’s shareowners. They could take significant action, such as electing new directors or amending the Company’s By-Laws. These actions could become effective without your knowledge or consent. The Board believes this is contrary to sound corporate governance principles that the Company has adopted to protect shareowner rights and to ensure your voice is heard.

The Board believes this proposal, if implemented, would create confusion and disruption.

Permitting a majority of shareowners to act by written consent could also create substantial confusion and disruption in a publicly held company with approximately 437 million shares outstanding. Multiple groups of shareowners could solicit written consents at any time and on any range of issues, some of which may be in part duplicative or potentially conflicting. This could lead to chaotic rather than an orderly conduct of corporate affairs and may frustrate shareowners leading to lesser overall participation in important Company matters.

We believe that further consideration of the proposal by shareowners is warranted.

Although this proposal was supported by a majority of votes cast in 2011, we believe it is appropriate to poll our shareowners again on this issue. Prior to 2010, shareowner action by written consent had not been considered for many years and previously considered at a time when current best practices were not in place. Subsequent to the 2011 annual meeting, we learned from some of our major shareowners who had voted in favor of the proposal last year that they had changed their views as they had reviewed their voting practices again because it had not been presented to many companies in recent years. If a majority of shareowners support this proposal again in 2012, the Board will review appropriate procedural limitations that safeguard all of our shareowners and will take the appropriate action.

Accordingly, we recommend that you vote against this proposal.

Our Board of Directors unanimously recommends that you vote AGAINST this proposal.

Our Board of Directors

Directors Standing for Election — Term Expiring in 2013

The following nine individuals are nominated for election at the 2012 annual meeting. Each of these nominees is standing for election to serve a term that will expire in 2013.

David J. Bronczek, 57, president and chief executive officer of FedEx Express, a subsidiary of FedEx Corporation, since February 2000. Mr. Bronczek started with FedEx in 1976 and has served as executive vice president and chief operating officer of FedEx Express. Mr. Bronczek was appointed by the President of the United States to the National Infrastructure Advisory Council. He is a board member for the Air Transport Association and a member of the Board of Governors of the International Air Transport Association. He is vice chairman for the Board of Visitors of the University of Memphis, a member of the Board of Governors for National Safe Kids Campaign, and a member of Memphis Tomorrow. Director since October 9, 2006.

Ahmet C. Dorduncu, 58, retired chief executive officer of Sabanci Holding, a financial and industrial conglomerate located in Turkey. From 2005 until his retirement in 2010, Mr. Dorduncu served as Chief Executive Officer of Sabanci Holding. He also served from 2006 to 2010 as Chairman of the Board of Olmuksa, an industrial packaging business joint venture between Sabanci Holding and International Paper. Sabanci Holding is the parent company of the Sabanci Group, a leading Turkish financial and industrial company. Director since March 6, 2011.

John V. Faraci, 62, chairman and chief executive officer of International Paper, since November 2003. Earlier in 2003, he was elected president of International Paper, and he previously served as executive vice president and chief financial officer from 2000 to 2003. From 1999 to 2000, he was senior vice president – finance and chief financial officer. From 1995 to 1999, he was chief executive officer and managing director of Carter Holt Harvey Ltd., a former majority-owned subsidiary of International Paper located in New Zealand. Mr. Faraci is a member of the board of directors of the National Fish and Wildlife Foundation and United Technologies Corporation. He also serves on the board of the Moscow School of Management, is chairman of the Brazil – U.S. Business Council, and is U.S. section chair for the U.S. – Brazil CEO Forum. He is a trustee of Denison University and the American Enterprise Institute. Director since February 11, 2003.

Stacey J. Mobley, 66, retired in June 2008 as senior vice president, chief administrative officer and general counsel of DuPont, a global science company, and a member of DuPont’s Office of the Chief Executive. Mr. Mobley was with DuPont for 35 years and had senior management responsibility for legal and governmental affairs. Since November 2008, Mr. Mobley has served as senior counsel, Dickstein Shapiro LLP, a multi-service law firm. He is a director of Nuclear Electric Insurance Ltd. and serves on the board of trustees of Howard University. He previously served as a director of Hewitt Associates Inc. (through October 2010) and Wilmington Trust Company (through April 2010). Director since July 7, 2008.

Joan E. Spero, 67, adjunct senior research scholar at Columbia University’s School of International and Public Affairs since November 2010. Ms. Spero previously served as Undersecretary of State for Economic, Business and Agricultural Affairs of the U.S. Department of State from 1993 until 1996, and as Ambassador to the United Nations for Economic and Social Affairs of the U.S. Department of State from 1980 until 1981. Ms. Spero held various leadership positions at American Express Company from 1981 until 1993, served as President of the Doris Duke Charitable Foundation from 1997 to 2008, and was a visiting scholar at the Foundation Center from 2009 until 2010. Additionally, during the past five years, Ms. Spero served on the board of directors of ING Groep N.V. and First Data Corporation. Currently, Ms. Spero is a director of International Business Machines Corporation. Ms. Spero is a trustee of the Morgridge Institute for Research, the International Center for Transitional Justice, and the Wisconsin Alumni Research Foundation, and a trustee (emeritus) of Columbia University, Amherst College and the Council on Foreign Relations. Director since June 10, 2011.

John L. Townsend, III, 56, managing partner and chief operating officer of Tiger Management, LLC, an investment management business since July 2010. Mr. Townsend is also a member of the Riverstone Group, a private investment fund. Mr. Townsend was previously employed by Goldman Sachs & Co. from 1987 to 2002 and was a general partner from 1992 to 1999 and a managing director from 1999 to 2002. Mr. Townsend is a director of Belk, Inc., a department store retailer. Director since March 13, 2006.

John F. Turner, 70, former Assistant Secretary of State for Oceans and International and Scientific Affairs from November 11, 2001, to July 8, 2005. He received the Department of State’s Distinguished Honor Award from Secretary of State Colin Powell in January 2005. Prior to serving in the Department of State, Mr. Turner was president and chief executive officer of The Conservation Fund. Between 1989 and 1993, he was director of the U.S. Fish and Wildlife Service. Mr. Turner also served in the Wyoming State Legislature for 19 years and is a past president of the Wyoming State Senate. Mr. Turner is a director of American Electrical Power, Inc., Peabody Energy Company, Ashland Inc., and The Bank of Jackson Hole. He was a visiting professor at the University of Wyoming in the School of Environment & Natural Resources in 2007 and 2008, and is a managing partner in a family business, The Triangle X Ranch, in Wyoming. Director since July 11, 2005.

William G. Walter, 66, retired chairman of FMC Corporation, an agriculture, specialty and industrial chemical company. Mr. Walter served as chairman of FMC Corporation from 2001 to September 2010, and also served as FMC’s president and chief executive officer from 2001 until December 31, 2009. Mr. Walter served as executive vice president of FMC Corporation from 2000 to 2001 and vice president and general manager of FMC’s Specialty Chemicals Group from 1997 to 2000. Mr. Walter is a member of the board of directors of New York Life Insurance Company. Director since January 1, 2005.

J. Steven Whisler, 57, retired as chairman and chief executive officer of Phelps Dodge Corporation, an international mining company, upon its merger with Freeport Copper and Gold, Inc. in March 2007. Mr. Whisler served as chairman and chief executive officer of Phelps Dodge Corporation from May 2000 until March 2007, and served on the board of Phelps Dodge Corporation from 1995 through March 2007. Mr. Whisler is a director of CSX Corporation and the Brunswick Corporation. He is also a director of the C.M. Russell Museum. Director since December 11, 2007.

Information about Our Corporate Governance

Our Commitment to Sound Corporate Governance Principles

We believe that good corporate governance is critical to achieving business success. Our Board has adopted Corporate Governance Guidelines that reflect its commitment to sound governance practices. In addition, each of our Board committees has its own charter to assure that our Board fully discharges its responsibilities to our shareowners. Our Board regularly reviews its Corporate Governance Guidelines and committee charters and makes changes from time to time to reflect developments in the law and the corporate governance area. Our Restated Certificate of Incorporation permits the size of our Board to range from nine to 18 members. Currently, the size of our Board is 10 members. Alberto Weisser is not standing for reelection at the 2012 annual meeting and will resign from the Board when his current term expires immediately before the meeting, at which point the size of the Board will be reduced to nine members. Our Board maintains four standing committees, each of which is described in detail below, as well as an Executive Committee, which is comprised of the chair of each of the standing committees.

Our Corporate Governance Guidelines and our Board committee charters are available at www.internationalpaper.com under the “Company” tab at the top of the page and then under the “Governance” link. A paper copy is available at no cost by written request to the Corporate Secretary at the address on page 6 of this proxy statement.

In each of the areas discussed below, we have embraced sound principles, policies and procedures to ensure that our Board and our management goals are aligned with our shareowners’ interests.

Code of Business Ethics

Our Board has adopted a Code of Business Ethics (Third Edition) that applies to our directors, officers and all employees to ensure that we conduct business in a legal and ethical manner. Our Code of Business Ethics is available at www.internationalpaper.com, under the “Company” tab at the top of the page and then under the “Ethics at IP” link. A paper copy is available at no cost by written request to the Corporate Secretary.

Our Office of Ethics and Business Practice is located at our global headquarters in Memphis, Tennessee. If an employee, customer, vendor or shareowner has a concern about ethics or business practices of the Company or any of its employees or representatives, he or she may contact the Office of Ethics and Business Practice in person, via mail, e-mail, facsimile or telephone. Our Code of Business Ethics explains that there are multiple other channels for an employee to report a concern, including to his or her manager, assigned human resource professional or legal counsel, or to our internal audit department.

Our HelpLine is also available 24 hours a day, seven days a week, to receive calls from anyone wishing to report a concern or complaint, anonymous or otherwise. Our HelpLine contact information can be found at www.internationalpaper.com, under the “Company” tab at the top of the page, then under the “Ethics at IP” link, then under “How Can We Help You?” on the right side.

All HelpLine contacts are immediately provided to the Office of Ethics and Business Practice for further action and, if possible, for a response to the person making the contact. Any report to any one of our multiple channels for reporting concerns that raises a concern or allegation of impropriety relating to our accounting, internal controls or other financial or audit matters is immediately forwarded to the Office of Ethics and Business Practice, which is then responsible for reporting such matters, unfiltered, to the chair of our Audit and Finance Committee. All such matters are investigated and responded to in accordance with the procedures established by the Audit and Finance Committee to ensure compliance with the Sarbanes-Oxley Act of 2002.

Risk Oversight

As set forth in the Company’s Corporate Governance Guidelines, the Board exercises oversight of the Company’s strategic, operational and financial matters, as well as compliance and legal risks. The Board is responsible for assuring appropriate alignment of its leadership structure and oversight of management with the interests of shareowners and the communities in which the Company operates. Pursuant to delegated authority as permitted by the Company’s By-Laws, Corporate Governance Guidelines, and committee charters, the Board’s four standing committees oversee certain risks, and the Audit and Finance Committee coordinates the risk oversight role exercised by various committees and management. The Company’s Corporate Governance Guidelines provide the foundation upon which the Board oversees a working system of principled goal setting and effective decision making, with the objective of establishing a vital, agile, and ethical corporate entity that provides value to the shareowners who invest in the Company and to the communities in which it operates.

Board Leadership Structure

Our Board has no policy with respect to the separation of the offices of Chairman and CEO. We currently combine the role of Chairman and CEO, coupled with an independent Presiding Director whose authority, duties and responsibilities are set forth in the Corporate Governance Guidelines. The Board believes that combining the position of Chairman and CEO is appropriate to further strengthen the Company’s governance structure by promoting unified leadership and direction for the Company, fostering accountability and allowing for a single, clear focus for management to execute the Company’s strategy and business plans.

The Board believes that consideration of this issue is part of the Company’s succession planning. The Board will continue to evaluate this structure going forward in light of factors and considerations prevailing at the time to determine whether the CEO should also serve as Chairman.

Director Independence Determination Process and Standards

Annually, our Board determines the independence of directors based on a review conducted by the Governance Committee and the General Counsel. The Governance Committee and the Board evaluate and determine each director’s independence under the NYSE Listed Company Manual’s independence standards and the Company’s Director Qualification Criteria and Independence Standards, which are consistent with, but more rigorous than, the NYSE standards.

Under SEC rules, the Governance Committee is required to analyze and describe any transactions, relationships or arrangements not specifically disclosed in this proxy statement that were considered in determining our directors’ independence. To facilitate this process, the Governance Committee reviews directors’ responses to our annual Directors’ and Officers’ Questionnaire, which requires disclosure of each director’s and his or her immediate family’s relationships to the Company, as well as any potential conflicts of interest.

In this context, the Governance Committee considered the relationships described below. Based on its analysis of the relationships and our independence standards, the Governance Committee concluded and recommended to our Board that none of these relationships impaired the independence of any director, including

•

The service by Mr. Weisser on the North American Agribusiness Advisory Board sponsored by Rabobank Nederland. Rabobank Nederland is an entity to which International Paper is indebted. Mr. Weisser does not serve as an executive officer of Rabobank Nederland, nor did he receive compensation from Rabobank Nederland.

•	Non-profit and charitable organization affiliations of our directors. None of our directors serve as an executive officer of any organization to which we make charitable contributions.

•

Service by several of our directors as an executive officer at a company with whom we may do business. The Governance Committee determined that the commercial relationships involving routine, arms-length purchases and sales transactions between International Paper and these companies were not material under our independence standards. These standards provide that payments to or payments from the Company to a company for which a director serves as an executive officer, for property or services that are less than the greater of $750,000 or 1.75 percent of such other company’s consolidated gross revenues, are not considered a material relationship that would impair the director’s independence. We provide additional details about these relationships below.

Transactions Considered in Analysis of Director Independence

Director	Name of Employer	Business Relationship (including affiliated companies)	Dollar Amount of Routine Sales Transactions (approximate)	Amount exceeds greater of $750,000 or 1.75% of other company’s gross revenue?
David J. Bronczek	FedEx Express, a subsidiary of FedEx Corporation	Routine sales to FedEx Corp.	$215,095,259 in total, representing 0.826% of International Paper’s annual net sales in 2011	No
		Routine purchases from FedEx Corp.	$14,168,461 in total, representing less than 0.036% of FedEx Corp.’s annual gross revenue in 2011	No
Lynn Laverty Elsenhans	Sunoco, Inc.	Routine sales to Sunoco, Inc.	$4,323 in total, representing less than 0.00001% of International Paper’s annual gross revenue in 2011	No
		Routine purchases from Sunoco, Inc.	$2,023 in total, representing less than 0.000004% of Sunoco’s annual gross revenue in 2011	No
Alberto Weisser	Bunge Ltd.	Routine sales to Bunge Ltd.	$8,661,399 in total, representing 0.033% of International Paper’s annual net sales in 2011	No
		Routine purchases from Bunge Ltd.	$458,049 in total, representing less than 0.00077% of Bunge’s annual gross revenue in 2011	No

Director Qualification Criteria and Independence Standards

Our Board has adopted Director Qualification Criteria and Independence Standards, which it uses to evaluate incumbent directors being considered for reelection at each annual meeting, as well as to evaluate director-candidates. As noted in our Director Qualification Criteria and Independence Standards, neither the Governance Committee nor the Board has any specific minimum qualifications expected of qualified directors, although we do expect candidates to have ample experience and a proven record of professional success, leadership and the highest level of personal and professional ethics, integrity and values.

It is the policy of our Board that a majority of its members be independent from the Company, its management and its independent registered public accounting firm. Based on the Governance Committee’s review of our current directors, our Board has determined that each of our non-employee directors is independent: David J. Bronczek; Ahmet C. Dorduncu; Stacey J. Mobley; Joan E. Spero; John L. Townsend, III; John F. Turner; William G. Walter; Alberto Weisser; and J. Steven Whisler. We have one employee-director, our Chairman, Mr. Faraci, who is not independent. Each committee of the Board is comprised entirely of independent directors.

Further, the Governance Committee concluded and recommended to our Board, and our Board determined, that each of our non-employee directors meets the independence requirements for service on our Audit and Finance Committee, the Management Development and Compensation Committee and the Governance Committee.

Samir G. Gibara retired as a director effective December 31, 2011, and Lynn Laverty Elsenhans resigned as a director effective March 7, 2012. Our Board had previously affirmatively determined that each of these former directors was independent.

Diversity of our Directors

Our Board and the Governance Committee have assembled a Board comprised of experienced directors who are currently, or have recently been, leaders of major companies or institutions, are independent thinkers and have a wide range of expertise and skills. The Board, through its Governance Committee, seeks directors with a mix of backgrounds and experiences that will enhance the quality of its deliberations and decisions. The criteria considered by the Board and the Governance Committee include a person’s skills, current and previous occupations, other board memberships and professional experiences in the context of the needs of the Board. The Governance Committee Charter specifically directs the Committee to seek qualified candidates with diverse backgrounds, including but not limited to such factors as race, gender, and ethnicity. The satisfaction of these criteria is implemented and assessed through ongoing consideration of directors and nominees by the Governance Committee and the Board, as well as through the Board’s annual self-evaluation process.

Additionally, the Board believes that its membership should reflect diversity in the broadest sense, and is particularly interested in maintaining a mix that includes the following backgrounds:

•	Senior management level leadership in a comparable company or organization;
•	Manufacturing;
•	International operations;
•	Environmental affairs and sustainability;
•	Public policy;
•	Public service;
•	Finance;
•	Accounting;
•	Strategic planning;
•	Supply chain;
•	Technology;
•	Marketing; and
•	Legal.

Our Director Qualification Criteria and Independence Standards may be found at www.internationalpaper.com under the “Company” tab at the top of the page and then under the “Governance” link.

Specific Qualifications and Experience of our Directors

We describe below for each director and nominee the specific experience, qualifications, attributes or skills that led our Board to conclude that such person should serve as a director of the Company in light of the Company’s business.

Director	Significant Experience	Rationale

David J. Bronczek	• Current CEO • International Operations • Environment, Public Policy, Public Service • Strategic Planning • Supply Chain • Technology • Marketing	As president and CEO of FedEx Express, a subsidiary of FedEx Corp., Mr. Bronczek brings critical business insight to a large, diversified company with international operations. Mr. Bronczek has served in many capacities at FedEx Corporation, beginning his career in operations in 1976. His experience includes serving as senior vice president of Europe, the Middle East and Africa (EMEA), which is a region of strategic importance to International Paper’s business as well.

Ahmet C. Dorduncu	• Former CEO • Manufacturing • International Operations • Finance, Accounting • Strategic Planning • Supply Chain • Technology • Marketing	As retired chairman and CEO of Sabanci Holding, a leading financial and industrial conglomerate, Mr. Dorduncu brings vast experience in international operations for a large manufacturing company. He also has financial expertise that adds to the strength of our Board. His knowledge of regions of key importance to the Company brings even greater perspective to our Board.

John V. Faraci	• Current CEO • Manufacturing • International Operations • Environment, Public Policy, Public Service • Finance, Accounting • Strategic Planning • Supply Chain • Technology • Marketing	Under Mr. Faraci’s leadership, International Paper has successfully executed a major transformation plan, focusing and repositioning the Company on our core global papers and packaging business, which resulted in record free cash flow in 2008 and 2009, and near record earnings per share in 2011. Mr. Faraci has developed a thorough understanding of all aspects of the Company’s businesses, leading the strategic decisions that continue to strengthen the Company. He has served International Paper as its CEO since 2003, with previous experience as executive vice president and CFO. He also has experience in overseas operations, having served as CEO of Carter Holt Harvey, a former subsidiary located in New Zealand. He has been with International Paper for more than 35 years. His service on the board of publicly traded United Technologies Corporation gives him additional experience upon which he can draw as Chairman of our Board.

Stacey J. Mobley	• Diversity • Manufacturing • International Operations • Environment, Public Policy, Public Service • Strategic Planning • Supply Chain • Legal	Having served with DuPont for 35 years, including senior management responsibility for legal and government affairs, Mr. Mobley brings a deep understanding of legal compliance and oversight of a diversified, publicly traded company. Mr. Mobley’s service on other public company boards allows him to bring current insight into governance and other significant issues facing public companies. These experiences give Mr. Mobley a strong background upon which to draw as chair of our Governance Committee.

Joan E. Spero	• Diversity • Environment, Public Policy, Public Service • Finance, Accounting • Strategic Planning • Marketing	Having served in various positions with the U.S. Department of State, Ms. Spero brings government relations depth and perspective to the Board which is a critical perspective as we work constructively with governments around the world. Ms. Spero also served in leadership positions at American Express and, as a result, brings business insight to a large, diversified company with international operations. Her service on other public company boards gives her experience with corporate governance issues and a broad range of strategic and tactical business matters.

Director	Significant Experience	Rationale

John L. Townsend, III	• Finance, Accounting • Strategic Planning	Mr. Townsend brings strong financial acumen to our Board with his current experience working with private investment funds, as well as his previous experience as general partner and managing director for Goldman Sachs & Co. Mr. Townsend’s financial background, experience with the investment community and knowledge of financial markets makes him well qualified to serve as the chair of our Audit and Finance Committee.

John F. Turner	• Former CEO • International Operations • Environment, Public Policy, Public Service • Finance, Accounting • Strategic Planning • Supply Chain • Technology • Marketing	Mr. Turner brings government relations depth and perspective to our Board, having served as Assistant Secretary of State for Oceans and International and Scientific Affairs. His experience in academia and the Conservation Fund also gives him a broader perspective on current issues in sustainability and forest resources, which are critical issues to the Company. His service on other public company boards gives him experience and oversight over manufacturing, natural resource conversion and production as well as a broad range of strategic and tactical business matters. He actively supplements his financial background through director education courses with a focus on auditing, finance and budgeting responsibilities. These experiences give Mr. Turner a strong background upon which to draw as chairman of our Public Policy and Environment Committee.

William G. Walter	• Former CEO • Manufacturing • International Operations • Finance, Accounting • Strategic Planning • Technology • Marketing	Mr. Walter is an experienced business leader, having served from 2001 to 2009 as chairman and CEO of FMC Corporation, a large, publicly traded, manufacturing company with international operations. Mr. Walter continued to serve as FMC’s chairman through September 2010. Mr. Walter brings management experience, leadership capabilities, financial knowledge and business acumen to our Board, including as a member of our Audit and Finance Committee and Management Development and Compensation Committee.

J. Steven Whisler	• Former CEO • Manufacturing • International Operations • Environment, Public Policy, Public Service • Finance, Accounting • Strategic Planning • Supply Chain • Legal	Prior to its acquisition in March 2007, Mr. Whisler served as chairman and CEO of Phelps Dodge Corporation, a large, publicly traded, manufacturing company with international operations. He also served as General Counsel of Phelps Dodge and, as a result, has a deep understanding of the governance, compliance and regulatory issues facing public companies. His service on other public company boards further augments his range of knowledge and allows him to draw on various perspectives and viewpoints in his role as our Presiding Director and as chair of our Management Development and Compensation Committee.

Director Nomination Procedures

During 2011, there have been no changes to the procedures by which shareowners may recommend Board nominees. The Governance Committee did not receive any recommended nominees from a shareowner or group of shareowners that beneficially own more than 5 percent of our common stock.

Our Board applies the same criteria in evaluating candidates nominated by shareowners as those recommended by other sources, including the Governance Committee. The Governance Committee historically has engaged Egon Zehnder International, a business leadership recruiting firm, to identify potential director-candidates to the Board.

Board of Directors’ Policies and Practices

Resignation Policies

We have two policies relating to director resignation. The first applies when a director has a substantial change in his or her principal occupation, and the second applies in relation to a director who does not receive a majority of shares voted in favor of his or her election. We describe each policy below.

First, if a director’s principal occupation changes substantially, he or she is required to tender his or her resignation for consideration by the Governance Committee. The Governance Committee then recommends to the Board whether or not to accept the resignation using the Director Qualification Criteria and Independence Standards. In accordance with this policy, Lynn Laverty Elsenhans tendered her resignation from the Board, which was accepted effective March 7, 2012.

Second, our Restated Certificate of Incorporation was amended in 2008 to provide for majority voting of directors in non-contested elections. Pursuant to our By-Laws, any director nominee in a non-contested election who fails to receive the requisite majority of votes cast “for” his or her election must tender his or her resignation, and the Board, working through the Governance Committee, will determine whether or not to accept the resignation. In 2011, no director was required to tender a resignation under this policy.

Mandatory Retirement Policy

Our Board revised its mandatory retirement policy in 2010. Under the revised policy, a director is required to retire from our Board effective December 31 of the year in which he or she attains the age of 72. In December 2011, Samir G. Gibara, who served on our Board since 1999, retired under this policy effective December 31, 2011.

Orientation and Continuing Education

Our new directors participate in a director orientation that includes written materials and presentations by Company employees who are subject matter experts, as well as meetings with senior management, our independent registered public accounting firm and both the Company’s and the Management Development and Compensation Committee’s compensation consultants. New directors visit several of our facilities and meet with employees. Continuing education occurs at Board and committee meetings, with specific topics of interest covered by management or outside experts. Directors are also offered the opportunity to attend director education programs provided by third parties. From time to time, directors visit a facility or significant operation, or attend meetings of Company officers, and at each Board meeting, they meet informally with senior leaders of the Company.

Board, Committee and Annual Meeting Attendance

The Board met 16 times during 2011, with an average attendance rate of 92 percent. Each director attended 75 percent or more of the aggregate number of meetings of the Board and committees on which he or she served. As expected by our Corporate Governance Guidelines, all those who were directors at the time of the 2011 annual meeting were in attendance at the 2011 annual meeting.

Executive Sessions of Non-Management and Independent Directors

After regularly scheduled face-to-face meetings and, if needed, after telephonic meetings, non-management and independent directors of our Board meet in executive session without management present, chaired by the Presiding Director. If non-management directors are not independent, then the Presiding Director will also chair an executive session of independent directors at least once annually. In 2011, executive sessions were held at every regularly scheduled face-to-face Board meeting. Independent directors may engage, at the Company’s expense, independent legal, financial, accounting and other advisors as they may deem appropriate, without obtaining management approval.

Role of the Presiding Director

The Presiding Director is elected by the independent directors for a term of not less than one year. The Presiding Director has authority to call meetings of independent directors. He may consult and directly communicate with certain shareowners if requested. The duties of the Presiding Director include:

•	Determining a schedule and agenda for regular executive sessions in which independent directors meet without management present, and presiding over these sessions;
•	Presiding over meetings of the Board in the event the Chairman is not present;
•	Serving as liaison between the Chairman and independent directors;
•	Approving agendas of the Board and meeting schedules to assure there is ample discussion time;
•	Approving information sent to the Board; and
•	Organizing the process for evaluating the performance of the Chairman and CEO not less than annually in consultation with the Management Development and Compensation Committee.

Annual Board and Committee Self-Assessment

In accordance with a procedure established by the Governance Committee, our Board conducts an annual self-assessment of its own and its committees’ performance. The assessment is based on confidential, individual interviews with each independent director, conducted by the General Counsel.

Separately, an assessment of individual Board members is conducted by the Governance Committee and the Chairman of the Board prior to their nomination for election by shareowners, in accordance with the Director Qualification Criteria and Independence Standards discussed above.

Our Board Committees

As described above, in order to fulfill its responsibilities, the Board has delegated certain authority to its committees. The Board has four standing committees and one Executive Committee. Our four standing committees are: (i) Audit and Finance; (ii) Governance; (iii) Management Development and Compensation; and (iv) Public Policy and Environment. The Executive Committee meets only if a quorum of the full Board cannot be convened and there is an urgent need to meet.

Each committee has its own charter, and each charter is reviewed annually by each committee to assure ongoing compliance with applicable law and sound governance practices. The Governance Committee assesses the Executive Committee Charter. Committee charters are available at www.internationalpaper.com under the “Company” tab at the top of the page and then under the “Governance” link. A paper copy is available at no cost by written request to the Corporate Secretary.

Committee Assignments

Independent Board members are assigned to one or more committees. The Governance Committee recommends any changes in assignments to the entire Board. Committee chairs are rotated periodically, usually every three to five years.

Governance Committee

Meetings. Meeting agendas are developed by the Governance Committee chair in consultation with committee members and senior leaders, who regularly attend the meetings.

Responsibilities. The Governance Committee is responsible for assuring the Company abides by sound corporate governance principles, including compliance with the Company’s Certificate of Incorporation, By-Laws, and Corporate Governance Guidelines, and reviewing conflicts of interest, including related person transactions under our Related Person Transactions Policy and Procedures. The committee also serves as the Board’s nominating committee, responsible for identifying and recommending individuals qualified to become Board members and for evaluating directors being considered for re-election. The committee is also responsible for assuring that shareowner communications, including shareowner proposals, are addressed appropriately by the Board or Company management. The committee also recommends non-employee director compensation, and assists the Board in its annual self assessment.

Audit and Finance Committee

Meetings. Meeting agendas are developed by the Audit and Finance Committee chair in consultation with committee members and senior management, who regularly attend the meetings. On a regular basis, the committee holds an executive session without members of management, and it also meets privately with representatives from our independent registered public accounting firm, and separately with each of the Chief Financial Officer, General Counsel, and Director of Internal Audit.

Responsibilities. The Audit and Finance Committee assists our Board in monitoring the integrity of our financial statements and financial reporting procedures, reviewing the independent registered public accounting firm’s qualifications and independence, overseeing the performance of our internal audit function and independent registered public accounting firm, coordinating our compliance with legal and regulatory requirements relating to the use and development of our financial resources, and monitoring the risk of financial fraud involving management and ensuring that controls are in place to prevent, deter and detect fraud by management.

Governance Committee

Current Members

Stacey J. Mobley (Chairman)

David J. Bronczek

Joan E. Spero

John F. Turner

J. Steven Whisler

Four Meetings in 2011

Attendance Rate

100 percent

All Members are Independent

Audit and Finance Committee

Current Members

John L. Townsend, III (Chairman)

Ahmet C. Dorduncu

William G. Walter

Alberto Weisser

11 Meetings in 2011

Attendance Rate

91 percent

All Members are Independent

Audit and Finance Committee Report

The following is the report of the Audit and Finance Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2011.

The Audit and Finance Committee assists the Board of Directors in its oversight of the Company’s financial reporting process and implementation and maintenance of effective controls to prevent, deter and detect fraud by management. The Audit and Finance Committee’s responsibilities are more fully described in its charter, which is accessible on the Company’s Web site at www.internationalpaper.com under the “Company” tab at the top of the page and then under the “Governance” link and the “Board of Directors” section. Paper copies of the Audit and Finance Committee charter may be obtained, without cost, by written request to Ms. Sharon R. Ryan, Corporate Secretary, International Paper Company, 6400 Poplar Avenue, Memphis, TN 38197.

In fulfilling its oversight responsibilities, the Audit and Finance Committee has reviewed and discussed the Company’s annual audited and quarterly consolidated financial statements for the 2011 fiscal year with management and Deloitte & Touche LLP (“Deloitte & Touche”), the Company’s independent registered public accounting firm. The Audit and Finance Committee has discussed with Deloitte & Touche the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T. The Audit and Finance Committee has received the written disclosures and the letter from Deloitte & Touche required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Deloitte & Touche its independence from the Company and its management. The Audit and Finance Committee has also considered whether the provision of non-audit services by Deloitte & Touche is compatible with maintaining the firm’s independence.

The Board has determined that the following members of the Audit and Finance Committee are audit committee financial experts as defined in Item 407(d)(5)(ii) of Regulation S-K: John L. Townsend, III, William G. Walter and Alberto Weisser. The Board has determined that each member of the Audit and Finance Committee meets the independence and financial literacy requirements for audit committee members set forth under the listing standards of the NYSE and our independence standards.

Based on the review and discussions referred to above, the Audit and Finance Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

The Audit and Finance Committee has approved and selected, and the Board of Directors has ratified, Deloitte & Touche as the Company’s independent registered public accounting firm for 2012.

Audit and Finance Committee

John L. Townsend, III, Chairman	William G. Walter
Ahmet C. Dorduncu	Alberto Weisser

The Company’s Independent Registered Public Accounting Firm

The Audit and Finance Committee is responsible for engaging the Company’s independent registered public accounting firm, and has evaluated the qualifications, performance and independence of Deloitte & Touche, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates. Based on this evaluation, the Audit and Finance Committee has approved and selected, and the Board has ratified, Deloitte & Touche as the Company’s independent registered public accounting firm for 2012.

Deloitte & Touche’s reports on the consolidated financial statements for each of the three fiscal years in the period ended December 31, 2011, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

Independent Auditor Fees

The Audit and Finance Committee engaged Deloitte & Touche to perform an annual integrated audit of the Company’s financial statements, which includes an audit of the Company’s internal controls over financial reporting, for the years ended December 31, 2010 and December 31, 2011. The total fees and expenses paid to Deloitte & Touche are as follows (in thousands):

	2010 ($)	2011 ($)
Audit Fees	13,359	14,082
Audit-Related Fees	1,614	1,009
Tax Fees	1,604	1,579
All Other Fees	5,605	2,157
Total Fees	22,182	18,827

Services Provided by the Independent Auditors

All services rendered by Deloitte & Touche are permissible under applicable laws and regulations, and are pre-approved by the Audit and Finance Committee. For a complete copy of International Paper’s “Guidelines of International Paper Company Audit and Finance Committee for Pre-Approval of Independent Auditor Services,” please write to Ms. Sharon R. Ryan, or visit us on our Web site, www.internationalpaper.com, under the “Company” tab, then the “Governance” link.

Pursuant to rules adopted by the SEC, the fees paid to Deloitte & Touche for services provided are presented in the table above under the following categories:

1.	Audit Fees — These are fees for professional services performed by Deloitte & Touche for the audit and review of our annual financial statements that are normally provided in connection with statutory and regulatory filings or engagements, comfort letters, consents and other services related to SEC matters. Audit fees in both years include amounts related to the audit of the effectiveness of internal controls over financial reporting.

2.	Audit-Related Fees — These are fees for assurance and related services performed by Deloitte & Touche that are reasonably related to the performance of the audit or review of our financial statements. This includes employee benefit and compensation plan audits, accounting consultations on divestitures and acquisitions, attestations by Deloitte & Touche that are not required by statute or regulation, consulting on financial accounting and reporting standards, and consultations on internal controls and quality assurance audit procedures related to new or changed systems or work processes.

3.	Tax Fees — These are fees for professional services performed by Deloitte & Touche with respect to tax compliance, tax advice and tax planning. This includes consultations on preparation of original and amended tax returns for the Company and its consolidated subsidiaries, refund claims, payment planning, and tax audit assistance. Deloitte & Touche has not provided any services related to tax shelter transactions, nor has Deloitte & Touche provided any services under contingent fee arrangements.

4.	All Other Fees — These are fees for other permissible work performed by Deloitte & Touche that do not meet the above category descriptions. The services relate to various consultations that are permissible under applicable laws and regulations, which are primarily related to engagements to provide advice, observations, and recommendations regarding operations, infrastructure and distribution to be considered by the Company.

Public Policy and Environment Committee

Current Members

John F. Turner (Chairman)

David J. Bronczek

Ahmet. C. Dorduncu

Stacey J. Mobley

Joan E. Spero

Four Meetings in 2011

Attendance Rate

100 percent

All Members are Independent

Executive Committee

Current Members

John V. Faraci (Chairman)

Stacey J. Mobley

John L. Townsend, III

John F. Turner

J. Steven Whisler

No Meetings in 2011

Management Development and Compensation Committee

Current Members

J. Steven Whisler (Chairman)

John L. Townsend, III

William G. Walter

Alberto Weisser

Six Meetings in 2011

Attendance Rate

93 percent

All Members are Independent

Public Policy and Environment Committee

Meetings. Meeting agendas are developed by the Public Policy and Environment Committee chair in consultation with committee members and senior leaders, who regularly attend the meetings.

Responsibilities. The Public Policy and Environment Committee has overall responsibility for the review of contemporary and emerging public policy issues, as well as technology issues pertaining to the Company. The committee reviews the Company’s health and safety policies, as well as environmental policies, including the Office of Sustainability policies, to ensure continuous improvement and compliance. The committee also reviews the Company’s policies and procedures for complying with its legal and regulatory obligations, including the Code of Business Ethics, and charitable and political contributions.

Executive Committee

The Executive Committee may act for our Board, to the extent permitted by law, if Board action is required and a quorum of our full Board cannot be convened on a timely basis in person or telephonically. The Chairman of our Board and the chair of each Board committee are members of the Executive Committee.

Management Development and Compensation Committee

The Management Development and Compensation Committee is responsible for overseeing our overall compensation programs and approving compensation of our senior management (other than the CEO). The committee is responsible for conducting performance evaluations of the Chairman and CEO not less than annually, in accordance with the process organized by the Presiding Director, and recommending compensation of the CEO to the independent directors based on such evaluations. The committee is also responsible for discussing with Company management the required disclosure under Item 407(e)(5) of Regulation S-K, including the Compensation Discussion & Analysis that is prepared as part of this proxy statement, and for recommending that it be included in our proxy statement. The committee is responsible for ensuring that we have in place policies and programs for the development of senior leaders and succession planning. The committee acts as the oversight committee with respect to our retirement and benefit plans for senior officers and must approve significant changes to the retirement and benefit plans for our employees. With respect to those plans, the committee may delegate authority for both day-to-day administration and interpretation of the programs, except as it may impact our senior leaders or the CEO.

Meetings. Meeting agendas are developed by the Management Development and Compensation Committee chair in consultation with committee members and senior leaders, who regularly attend the meetings. An executive session without management present is held at each meeting.

The committee’s independent compensation consultant is Frederic W. Cook & Co., Inc. (“Cook”). Cook regularly attends the committee’s meetings.

Role of Independent Consultant. The committee has retained Cook as its independent compensation consultant since fall 2011. Prior to the committee’s engagement of Cook, the committee’s independent compensation consultant was James F. Reda of James F. Reda & Associates, a division of Gallagher Benefit Services, Inc., which is a wholly owned subsidiary of Arthur J. Gallagher & Co. The committee has sole authority for retaining and terminating Cook, as well as approving the terms of engagement, including fees. Cook works exclusively for the committee and provides no services to the Company. Cook is expected to achieve the following objectives:

•	Attend meetings of the Management Development and Compensation Committee as requested;
•	Acquire adequate knowledge and understanding of our compensation philosophy and incentive programs;
•	Provide advice on the direction and design of our executive and director compensation programs;
•	Provide insight into the general direction of executive compensation within Fortune 250 companies; and
•	Facilitate open communication between our management and the Management Development and Compensation Committee, assuring that both parties are aware and knowledgeable of ongoing issues.

Assessment and Management of Compensation Related Risk. Beginning in 2009, the committee committed to completing an annual risk assessment to evaluate the Company’s compensation programs. In 2011, the committee, in consultation with Cook, completed this annual risk assessment. The committee evaluated a series of analytical questions, including those recommended by the Center On Executive Compensation. The questions were designed to assess programmatic risk, including compensation mix, plan design, performance metrics, relationship between performance and plan payout, officer stock ownership requirements, severance and change-in-control provisions. Based on this evaluation, the committee concluded that the Company’s executive compensation program appropriately aligns compensation with long-term shareowner value creation and avoids short-term rewards for decisions that could pose long-term risks to the Company as a result of the following factors:

•	Our compensation mix is appropriately balanced and incentive compensation is not overly weighted toward short-term performance at the expense of long-term value creation;
•	Our short-term incentive compensation award pool is appropriately capped, thereby limiting payout potential;
•

Our long-term incentive compensation is based entirely on performance shares, which are less leveraged than stock options and, unlike time-based restricted stock awards, reward both Company performance and stock price;

•	Our performance is measured against absolute and relative metrics to ensure quality and sustainability of Company performance;
•

We have adopted several programs that serve to mitigate potential risk, including officer stock ownership requirements, clawback policies in our incentive compensation programs, and non-compete and non-solicitation agreements to deter behavior that could be harmful to the Company either during or after employment; and

•	The committee maintains strict controls over the Company’s equity granting practices, and our incentive compensation plan prohibits option re-pricing.

Compensation Committee Interlocks and Insider Participation

The members of the Management Development and Compensation Committee during 2011 were Mr. J. Steven Whisler, Chairman, Ms. Lynn Laverty Elsenhans, Mr. Samir G. Gibara, Mr. John L. Townsend, III, Mr. William G. Walter, and Mr. Alberto Weisser. No member of the Management Development and Compensation Committee was, during the fiscal year, an officer or employee of the Company or was formerly an officer of the Company. Please refer to the discussion below related to “Transactions with Related Persons,” for additional information requiring disclosure by us under Item 404 of Regulation S-K of the Exchange Act for members of the Company’s Management Development and Compensation Committee.

In addition, no executive officer of the Company served as a member of the compensation committee (or its equivalent) of another entity, or as a director of another entity, one of whose executive officers served on our Management Development and Compensation Committee. No executive officer of the Company served as a member of the compensation committee (or its equivalent) of another entity, one of whose executive officers served as one of our directors.

Transactions with Related Persons

Transactions Covered. Our Board has adopted a written policy and procedures for review and approval or ratification of transactions involving the Company and “related persons” (directors and executive officers and their immediate family members or shareowners owning 5 percent or greater of our outstanding common stock and their immediate family members).

The policy covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the SEC’s rules (specifically, any transaction involving us in which:

(i)	the amount involved exceeded $120,000, and

(ii)	a related person had a direct or indirect material interest).

Related Person Transaction Review Procedures. Related person transactions are approved in advance by the Governance Committee whenever possible, or must be ratified as promptly as possible thereafter. We disclose in our proxy statement any transactions that are found to be directly or indirectly material to a related person.

Prior to entering into a transaction, a related person must provide the details of the transaction to the General Counsel, including the relationship of the person to the Company, the dollar amount involved, and whether the related person or his or her family member has or will have a direct or indirect interest in the transaction. The General Counsel evaluates the transaction to determine if the Company or the related person has a direct or indirect material interest in the transaction. If so, then the General Counsel notifies the CEO and submits the facts of the transaction to the Governance Committee for its review. The Governance Committee may approve a transaction only if these review procedures have been followed, and the Governance Committee determines that the transaction is not detrimental to the Company and does not violate the Company’s Conflict of Interest Policy.

Related Person Transactions. Please see the table on page 16 of this proxy statement under the heading “Transactions Considered in Analysis of Director Independence” for a description of related person transactions during 2011.

Our Related Person Transaction procedures are available at www.internationalpaper.com under the “Company” tab at the top of the page and then under the “Governance” link. A paper copy is available at no cost by written request to the Corporate Secretary.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and certain officers, as well as persons who own more than 10 percent of our common stock, to file with the SEC initial reports of beneficial ownership on Form 3, and reports of subsequent changes in beneficial ownership on Forms 4 or 5. Based solely on our review of these forms, and certifications from our executive officers and directors that no other reports were required for such persons, we believe that all directors and officers complied with the filing requirements applicable to them for the fiscal year ended December 31, 2011, except for one Form 4 filing for our director, Ms. Spero, related to her initial grant of shares in connection with her service on our Board commencing June 10, 2011, which was filed on June 21, 2011.

Director Compensation

Compensation Philosophy

Our compensation program for non-employee directors is guided by the following principles. We believe our director compensation program should:

•

Provide total compensation comprising both cash and equity that targets the median level of compensation paid by our Compensation Comparator Group (“CCG”) listed in the Compensation Discussion & Analysis section of this proxy statement on page 37;

•	Align the interests of our directors with the interests of our shareowners;
•	Attract and retain top director talent;
•	Focus on stewardship; and
•	Be flexible to meet the needs of a diverse group of directors.

Each element of director compensation discussed below is recommended by the Governance Committee and approved by our Board.

Stock Ownership Requirements

Our director stock ownership policy was revised in May 2010 to require that our directors hold equity of the Company valued at two times (2X) the annual Board retainer (which, for May 1, 2011, through April 30, 2012, requires ownership of Company stock equivalent to $440,000). Directors have until 2014 to meet this requirement, or, in the case of directors elected in 2010 or later, four years from the date of their election. We believe this helps align the interests of our directors with the interests of our shareowners. As of December 31, 2011, all directors who were required to meet the ownership levels held the requisite amount of equity.

Elements of Our Director Compensation Program

For the May 2011 – April 2012 performance year, compensation for our non-employee directors consists of:

•	An annual retainer fee that is a mix of cash and equity;
•	Committee chair fees, a Presiding Director fee, and an Audit and Finance Committee member fee, as applicable; and
•	Life insurance, business travel accident insurance, and liability insurance.

We evaluate the reasonableness and appropriateness of the total compensation paid to our directors in comparison to peer companies who comprise our CCG. We target our director compensation at the median of our CCG. Based on our 2011 review of director compensation, our annual retainer fee was below market median by 25 percent. Accordingly, for the first time since 2007, we increased the annual retainer fee paid to our directors. Commencing with the 2011 performance year, our annual retainer is $220,000, as described below.

Annual Compensation

The annual retainer fees for the May 2011 – April 2012 performance year are shown in the table below. A director’s annual compensation is $220,000, approximately 40 percent of which is payable in cash and 60 percent of which is payable as equity. A director may elect to convert all or 50 percent of his or her cash retainer fee into shares of restricted stock. In order to encourage director stock ownership, a director who makes this election receives a 20 percent premium in additional shares of restricted stock. For 2011, four of our directors elected to receive stock in lieu of all or 50 percent of the cash retainer fee and received the applicable premium.

Directors may also elect to defer receipt of their equity retainer fee until January of the calendar year following retirement. Directors who make this election receive restricted stock units (“RSUs”) in lieu of restricted stock. For 2011, five of our directors elected to defer payment of all or a portion of their equity compensation until retirement.

Elections with regard to form of payment and deferrals are made in December preceding each performance year.

We use the closing market price of the Company’s common stock on the day preceding our annual meeting in May to award the equivalent number of shares for the $130,000 equity retainer and restricted stock elected by our directors in lieu of their cash retainer fee. RSUs are settled in cash based on the closing price of the Company’s common stock as of December 31 of the year of the director’s retirement.

In addition, each committee chair receives a fee for his or her service in such role. For 2011, Messers. Mobley, Townsend, Turner, and Whisler each received a committee chair fee. Members of our Audit and Finance Committee also receive an additional fee for their services on this committee. For 2011, Messers. Dorduncu, Gibara, Walter and Weisser each received an Audit and Finance Committee member fee. As Presiding Director, Mr. Whisler also received a Presiding Director fee for 2011.

Type of Fee	2011 - 2012 Fee Amount ($)

Board Fees
Cash Retainer	$90,000

Equity Retainer	$130,000

Committee Fees
Audit and Finance Committee Chair	$25,000

Audit and Finance Committee Member	$10,000

Management Development and Compensation Committee Chair	$15,000

Governance Committee Chair	$15,000

Public Policy and Environment Chair	$15,000

Presiding Director Fee	$15,000

Directors’ Charitable Award Program

Directors who joined our Board on or before July 1, 2007, are eligible to participate in our charitable award program. Under this program, the Company will make a charitable donation in the aggregate amount of $1 million in the director’s name in 10 equal annual installments following the director’s death to the eligible colleges or universities selected by the director. This program was closed to new participants effective July 1, 2007.

Insurance and Indemnification Contracts

We provide life insurance in the amount of $10,500 to each of our non-employee directors, and travel accident insurance in the amount of $500,000 that covers a director if he or she dies or suffers certain injuries while traveling on Company business.

We provide liability insurance for our directors, officers and certain other employees at an annual cost of approximately $5 million. The primary underwriters of coverage, which was renewed in 2011 and extends to June 15, 2012, are XL Specialty Insurance Company and U.S. Specialty Insurance Company.

Our By-Laws provide for standard indemnification of our directors and officers in accordance with New York law. We also have contractual arrangements with our directors that indemnify them in certain circumstances for costs and liabilities incurred in actions brought against them while acting as our directors.

Our Analysis

We believe that our director compensation program appropriately compensates our directors for their time and commitment to the Company and is consistent with our compensation philosophy as shown below.

Our Director Pay Principles	Our 2011 Director Pay Policies and Practices

☑ Target compensation at median of CCG	• Compensation for 2011-2012 adjusted to align with CCG market practice • Maintained mix of cash and equity that is in line with CCG

☑ Align the interests of our directors with the interests of our shareowners	• Paid 60 percent of compensation in the form of equity so that directors, like shareowners, have a personal stake in the Company’s financial performance

☑ Attract and retain top director talent	• Compensated directors competitively, based on a cross-section of similar companies (CCG)

☑ Focus on stewardship	• Continued to pay annual retainer rather than per-meeting fees

☑ Maintain flexibility to meet the needs of a diverse group of directors	• Continued to allow directors to choose between cash and equity and to elect to defer their fees until retirement

Non-Employee Director Compensation Table

The following table provides information on 2011 compensation for non-employee directors. This table shows fiscal year 2011 compensation based on the SEC’s compensation disclosure requirements. Since we pay our directors on a May to April performance year, the amounts in the table below show differences among directors because (i) each director makes an individual election to receive his or her fees in cash and/or equity; (ii) each director makes an individual election to defer compensation; (iii) certain directors receive committee chair fees, a Presiding Director fee, and/or member fees; and (iv) directors may join our Board on different dates, so their compensation is prorated for the year.

Name of Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
David J. Bronczek	43,333	183,984	58,629	285,946
Ahmet C. Dorduncu	79,997	130,000	3,859	213,856
Lynn Laverty Elsenhans (resigned 3/7/12)	90,303	130,000	53,853	274,156
Samir G. Gibara (retired 12/31/11)	96,967	130,000	56,211	283,178
Stacey J. Mobley	83,333	130,000	25,012	238,345
Joan E. Spero	-	200,008	3,574	203,582
John L. Townsend, III	112,422	130,000	37,971	280,393
John F. Turner	102,121	130,000	25,498	257,619
William G. Walter	-	247,985	81,597	329,582
Alberto Weisser	96,058	130,000	64,678	290,736
J. Steven Whisler	-	268,019	46,020	314,039

(1) As described above, certain directors elected to receive shares of restricted stock in lieu of cash and therefore had no cash compensation during 2011.

(2) The value of stock awards shown in the “Stock Awards” column is based on grant date fair value calculated under Financial Accounting Standards Board (“FASB”) ASC Topic 718. The grant date fair value of the equity awards shown in the “Stock Awards” column is based on the closing price of the Company’s common stock on the day prior to grant of the equity award.

Directors who elect to defer their equity retainer fee receive RSUs rather than restricted stock.

Restrictions on shares awarded to our directors under our current compensation plan lapse one year from the date of grant, and then are freely transferable, subject to our director stock ownership requirement and securities regulations. As of December 31, 2011, only Mr. Gibara held shares of Company stock that were awarded under our previous compensation plan, which he became eligible to sell upon his retirement on December 31, 2011. RSUs are not transferable until a director’s retirement from the Board, death or disability. The cash value of RSUs is paid in January following retirement, death or disability. The following table shows the aggregate number of unvested shares of restricted stock and RSUs outstanding as of December 31, 2011, for each non-employee director.

Name of Director	Aggregate Number of Shares Outstanding That Have Not Vested (#)
David J. Bronczek	9,961
Ahmet C. Dorduncu	4,036
Lynn Laverty Elsenhans (resigned 3/7/12)	22,417
Samir G. Gibara (retired 12/31/11)	—
Stacey J. Mobley	4,036
Joan E. Spero	6,906
John L. Townsend, III	4,036
John F. Turner	4,036
William G. Walter	69,189
Alberto Weisser	36,021
J. Steven Whisler	49,891
Total	210,529

(3) A breakdown of the amounts shown in the “All Other Compensation” column for 2011 for each non-employee director is set forth in the following table:

Name of Director	Annual Expense of Charitable Award Program (closed) ($) (a)	Dividends Earned ($) (b)	TOTAL ($) (c)
David J. Bronczek	17,061	41,568	58,629
Ahmet C. Dorduncu	-	3,859	3,859
Lynn Laverty Elsenhans (resigned 3/7/12)	17,061	36,792	53,853
Samir G. Gibara (retired 12/31/11)	17,061	39,150	56,211
Stacey J. Mobley	-	25,012	25,012
Joan E. Spero	-	3,574	3,574
John L. Townsend, III	17,061	20,910	37,971
John F. Turner	17,061	8,437	25,498
William G. Walter	17,061	64,536	81,597
Alberto Weisser	17,061	47,617	64,678
J. Steven Whisler	-	46,020	46,020

(a) With regard to the annual expense of our charitable award program, we determined the total annual expense to the Company by using assumptions related to each current and retired director who participates in the program. We take into account each director’s age, years of service on our Board, and mandatory retirement age. We make a standard mortality assumption for all directors and use a discount rate of 6 percent. For directors who served in 2011, the aggregate accrued liability increased by $136,487 which was allocated ratably to those directors eligible to participate in the program based on the number of months each served. Non-employee directors vest in the program upon the earliest of (i) serving on our Board for at least 10 years, (ii) retiring from our Board at the mandatory retirement age, or (iii) in the event of disability or death. Directors derive no financial benefit from our charitable award program. We finance the program in part through life insurance policies, of which we are the beneficiary. We expect to receive an income tax deduction when we make the designated charitable awards.

(b) Directors earn dividends on their shares of stock and RSUs, which they may elect to receive either as cash or in the form of additional shares of restricted stock or RSUs. Dividends are paid to the director at the time the underlying award is vested or settled. The amount shown represents the value of dividends earned, whether in cash or in stock. Directors who have accumulated a greater number of shares or RSUs will earn a greater number of dividends.

(c) The total column represents the sum of columns (a) and (b), and is shown in column (3) of the “2011 Non-Employee Director Compensation” Table, above. The amount shown does not include the cost for each director of a $10,500 life insurance policy and a $500,000 business travel accident policy, the cost of which is less than $10,000 for each director.

Compensation Discussion & Analysis (“CD&A”)

Executive Summary

In 2011, International Paper (“IP” or the “Company”) delivered its best financial performance in nearly two decades, with earnings per share increasing by over 50 percent from 2010. In our capital-intensive business, a focus on efficient use of capital and solid return on investment are key elements for creating long-term shareowner value. For the first time in more than 15 years, we earned a return on investment above our cost of capital. We achieved strong cash flow, enabling us to contribute $300 million to our pension plan and increase our dividend twice, restoring it to above pre-recession levels. As a result of our recent margin expansion and emerging market growth across our businesses, we are better positioned than ever before to capitalize on global demand.

In this CD&A, we discuss the compensation paid to our executive officers who are identified as Named Executive Officers (“NEOs”) in the 2011 Summary Compensation Table found on page 67 of this proxy statement. The executive compensation program discussed in this CD&A applies to all of our executive officers: our Chief Executive Officer (“CEO”) and 12 Senior Vice Presidents, whom we refer to as our Senior Leadership Team (“SLT”).

We also describe our pay-for-performance philosophy, key design principles and the governance policies that reinforce these principles. Our objective is to design an executive compensation program that encourages all of our leaders to produce outstanding financial results and create long-term value for our shareowners.

We embrace three key design principles that reinforce our pay-for-performance philosophy:

•

We target our executives’ pay at the median level of our Compensation Comparator Group (“CCG”), and in our long-term incentive plan – representing the greatest percentage of total targeted compensation for our NEOs – we require above-median Company performance for executives to receive a target payout.

•

To assure that our executives are focused on producing outstanding financial results, our short-term incentive compensation (“STI”) and long-term incentive compensation (“LTI”) are based on three performance measures:

(1) Free Cash Flow;

(2) Return on Investment (“ROI”); and

(3) Total Shareholder Return (“TSR”).

•

The Management Development and Compensation Committee of the Board of Directors (the “Committee”) conducts an annual risk assessment to ensure our incentive plans do not motivate excessive risk taking, as described under the heading “Assessment and Management of Compensation Related Risk” on page 26.

Our Response to 2011 Say on Pay Vote

Our executive compensation program was approved by a majority of our shareowners at last year’s annual meeting. Although we received a favorable vote (73 percent), the Committee and management believed that the architecture of our executive compensation program could still be improved.

Action	Result

Shareowner Outreach

•    Held face-to-face and telephonic meetings connecting targeted institutional investors (representing approximately 25 percent of our outstanding shares) with members of senior management and our Presiding Director who is also Chairman of the Committee

•    Posted “Say on Pay” presentation to Company’s website under the Investor Relations section

•    Gained insight into our investors’ views on our executive compensation program and the factors that influenced their “Say on Pay” vote

•    Led to valuable dialogue with investors regarding matters of executive pay

Proxy Advisor Outreach	• Highlighted issues and concerns with advisor’s 2011 analysis of the Company, including appropriateness of their peer selection methodology and lack of transparency in their quantitative model

2012 Plan Design Changes

•    Analyzed, in consultation with Committee’s new consultant, the alignment of the Company’s incentive performance metrics with our business strategy and tested the strength of the relationship between these metrics and TSR within the paper and packaging industry

•    Revised several elements of our executive compensation program to ensure alignment with compensation best practices

While this CD&A primarily describes our plans in effect during 2011, we also highlight the changes that became effective in 2012 in the table “Compensation Programs in 2012 and Beyond” on page 65 so that our shareowners will understand our responsiveness and our continued improvements that further strengthen our pay-for-performance connection.

As shown in the table below, we have organized our CD&A to explain how the amounts we have paid to our NEOs are tied directly to our Company’s performance.

Part I:

How We Design Our Executive Compensation Program to Pay for Performance

Explains our philosophy and demonstrates that our CEO’s pay is appropriately tied to Company performance, describes how the Committee uses benchmarking to guide its decision making, and how the Committee, consultants and executive officers participate in the development of our program

Page 35
Part II:	Elements of Our Executive Compensation Program Describes each element of our program and explains how our incentive compensation plans are designed	Page 39
Part III:

NEO Compensation

Details the rationale for the Committee’s compensation decisions in 2011 related to the NEOs, describes each NEO’s individual, pre-established performance objectives, and compares the actual amounts paid to his or her targeted compensation

Page 48
Part IV:

Other Governance and Compensation Related Matters

Discusses the governance policies that reinforce our pay-for-performance philosophy and limit executive benefits, including, among others, our stock ownership requirements and clawback features of our incentive plans

Page 62
Part V:	Additional Information about Our Executive Compensation Provides detailed information about our NEO compensation for 2009, 2010 and 2011 in the Summary Compensation Table and other tables	Page 67

Part I: How We Design Our Executive Compensation Program to Pay for Performance

Executive Compensation Philosophy

Our executive compensation program is designed to attract, retain and motivate our SLT to deliver Company performance that builds long-term shareowner value. To achieve our objectives, our program is designed around two guiding principles:

Compensation Principles	Rationale
Pay for performance	We reward achievement of specific goals that improve our financial performance and drive strategic initiatives to ensure long-term profitability.
Pay at risk	We believe that a significant portion of an executive’s compensation should be specifically tied to Company and individual performance.

Pay for Performance – CCG Analysis

The Committee reviews our CEO’s actual pay in relation to the Company’s performance to ensure alignment. While there are many companies that we could compare ourselves to based on industry, revenue or other criteria, we conduct our pay-for-performance review against our CCG because it is the group against which we benchmark our program design and targeted pay levels.

Each point on the chart below represents a CCG CEO’s three-year realizable compensation (the cash compensation actually paid plus the economic value of equity-based grants) relative to his or her company’s three-year performance in Total Shareholder Return (“TSR”) over the period 2008-2010.

Compared to our CCG, our CEO earned at the 30th percentile while the Company delivered TSR at the 40th percentile. The Committee believes this graph clearly illustrates an appropriate correlation between our CEO’s pay and the Company’s performance.

•	This graph is based on the 2011 proxy filings of our CCG.

•	Total Shareholder Return reflects share price appreciation, adjusted for dividends and stock splits.

•	Realizable pay consists of: 1) actual base salary paid over the three-year period, 2) actual STI payouts over the three-year period, and
3) the 12/31/10 market value of equity grants as listed:

✓	in-the-money value of stock options granted over the three-year period

✓	service-based restricted stock awards granted over the three-year period; and

✓	performance-based incentives: i) as paid, for grant cycles beginning and ending between 2008 and 2010; and ii) as granted, for performance cycles that have not yet been completed, assuming target performance.

•

The Company made a slight revision in the methodology used to create this graph from the prior year. In last year’s graph, if an individual served as CEO fewer than three years, the data only reflected his respective years of service. This year, the graph reflects CEO compensation for each company regardless of who actually served in the CEO role. This change allows us to compare CEO compensation for a full three-year period for each peer company and focuses on the CEO position rather than specific individuals.

Pay at Risk – 2011 Total Target Compensation Mix

The chart below demonstrates our commitment to pay at risk. For 2011, 87 percent of our CEO’s target compensation and, on average, 76 percent for other NEOs’ was based on Company performance and was therefore at-risk. Importantly, base salary comprises a relatively small portion of our NEOs’ compensation.

Peer Group Benchmarking

The Committee benchmarks our compensation program against our CCG to assure that our pay levels remain competitive. We strive for consistency by retaining as many of the same companies in this group as possible from year to year. Changes are made to assure sufficient or appropriate data on which to base compensation decisions.

Our CCG consists of 20 publicly traded companies with which we are likely to compete for executive talent. For 2011, no changes were made to our CCG. CCG companies are selected based on the following business characteristics:

•	Comparable annual revenue;

•	Global geographic presence; and

•	Complexity of business operations.

The Committee reviews an analysis of the pay levels of each member of our SLT to comparable positions at CCG companies. Towers Watson provides data in order to compare the three elements of Total Direct Compensation (“TDC”):

•	Base salary;

•	Short-term incentive compensation; and

•	Long-term incentive compensation.

The Committee targets TDC at the median level (50th percentile) of our CCG.

The Committee, in conjunction with its consultant, uses this analysis as a frame of reference when setting pay levels. Actual compensation paid to our SLT will vary from benchmark medians based on factors such as:

•	Position scope and responsibilities;

•	Individual performance; and

•	Internal equity.

IP’s Targeted TDC = CCG Median (50th percentile)

2011 Compensation Comparator Group (“CCG”) (Revenues shown were used in late 2010 to benchmark 2011 pay)
	Fiscal Year End	Revenues (in billions)
3M Company	Dec-09	$23.1
Alcoa Inc.	Dec-09	$18.4
Bunge Limited	Dec-09	$41.9
Caterpillar Inc.	Dec-09	$32.4
Dow Chemical Company	Dec-09	$44.9
E.I. DuPont de Nemours	Dec-09	$27.3
Eaton Corp.	Dec-09	$11.9
Emerson Electric Company	Sep-10	$21.0
FedEx Corp.	May-10	$34.7
Goodyear Tire & Rubber Company	Dec-09	$16.3
Hess Corp.	Dec-09	$29.6
Honeywell International Inc.	Dec-09	$30.9
Johnson Controls, Inc.	Sep-10	$34.3
Kimberly-Clark Corp.	Dec-09	$19.1
Lockheed Martin Corp.	Dec-09	$45.2
Occidental Petroleum	Dec-09	$15.5
Schlumberger Limited	Dec-09	$22.7
United States Steel Corp.	Dec-09	$11.0
Whirlpool Corp.	Dec-09	$17.1
Xerox Corp.	Dec-09	$15.2

25th Percentile		$16.9
50th Percentile		$22.9
75th Percentile		$32.9

International Paper Company	Dec-09	$23.4
IP Percent Rank		52.9%
IP Rank		10 of 21

For changes to our 2012 CCG, please see the table on page 65.

Role of the Management Development and Compensation Committee

The Committee is responsible for the Company’s executive compensation program, including the design elements of our program. The Committee approves:

•	Our compensation benchmarking process, as well as the companies used for comparison to ensure reasonableness and stability;

•	Overall effectiveness of our executive compensation program to ensure the design achieves our objectives;

•	Performance metrics and their respective weighting, as well as the companies against which we compare our relative performance;

•	SLT compensation, based on recommendations from the CEO; and

•	An annual evaluation of risk as it pertains to our Company-wide compensation plans and programs.

In addition, in a process directed by the Presiding Director, the Committee approves the CEO’s annual objectives and performance achievement, and recommends CEO compensation to the independent directors. The Committee reviews CEO performance semi-annually. The Committee recommends the CEO’s annual incentive award and base salary merit increase to the Board based on its assessment of his performance achievement. All elements of CEO pay are approved by the independent directors of the Board.

Role of Compensation Consultants

In 2011, the Committee engaged Frederic W. Cook & Co., Inc. (“Cook”), as its new independent, external compensation consultant. The Committee relies on Cook to inform its decision-making process and has sole authority for retaining and terminating its consultant, as well as approving the terms of engagement, including fees. Cook works exclusively for the Committee and provides no services to the Company. The Company retains Towers Watson to advise on program design, provide and analyze benchmarking data, apprise management of evolving practices and trends, and perform other consulting services as needed.

Role of Executive Officers in Compensation Decisions

The CEO makes recommendations to the Committee concerning the strategic direction of our executive compensation program. The Committee works closely with Mr. Paul Karre, Senior Vice President, Human Resources and Communications, who is responsible for making recommendations to the Committee concerning program design and administration, and with Ms. Sharon Ryan, Senior Vice President, General Counsel and Corporate Secretary, who provides legal advice to the Committee concerning disclosure obligations, governance and its oversight responsibilities.

Annually, the CEO reviews the performance of SLT members against their individual, pre-established performance objectives and discusses his assessment with the Committee. Each NEO’s pre-established objectives incorporate both qualitative and quantitative measures. In this way, measurement of individual performance differs from measurement of Company performance, which is based exclusively on quantitative measures. Based on each NEO’s year-end performance evaluation, the CEO, in consultation with Mr. Karre, recommends to the Committee any base salary increase and annual incentive award payment. Ultimately, the Committee takes into account the CEO’s recommendation, as well as input from its compensation consultant, in approving each SLT member’s compensation. The CEO does not participate in any Committee meetings or deliberations that involve his own compensation.

Part II: Elements of Our Executive Compensation Program

Overview

The primary elements of our executive compensation program are base salary, annual incentive compensation under our Management Incentive Plan (“MIP”), long-term incentive compensation under our Performance Share Plan (“PSP”), and benefits.

Total Direct Compensation (“TDC”)

TDC is the combination of fixed and variable compensation. Other compensation elements, such as benefits, are not part of TDC, but the Committee reviews these elements also.

Base Salary

Base salary represents the only fixed element of TDC. The Committee considers base salary merit increases annually in February based on individual performance, while taking into account whether market-based adjustments are necessary. Annual merit increases are effective April 1. In April 2011, all NEOs received base salary adjustments.

Additionally, in December 2011, the Committee awarded base salary increases, effective January 1, 2012, to Ms. Roberts and Mr. Sutton to reflect changes in their leadership roles, and to Ms. Laschinger to better align her pay to comparable positions within our CCG. In February 2012, the Committee concluded that, in spite of outstanding individual and Company performance, no further base salary adjustments were necessary in light of our CCG benchmarking data.

The following table shows for each NEO the annual base salary in effect during 2011, and now in effect, and the adjustments made during 2011 (also described in Part III).

	Annual Base Salary (Jan - Mar)	Annual Base Salary (Apr - Dec )	Apr 2011 Increase	Salary as shown in Part IV and VI	2012 Annual Base Salary	Jan 2012 Increase
Mr. Faraci	$1,324,500	$1,391,000	5.0%	$1,374,375	$1,391,000	-
Mr. Nicholls	$650,000	$710,000	9.2%	$695,000	$710,000	-
Ms. Roberts	$679,000	$700,000	3.1%	$694,750	$720,000	2.9%
Mr. Kadien	$570,000	$587,100	3.0%	$582,825	$587,100	-
Ms. Laschinger	$540,000	$569,000	5.4%	$561,750	$615,000	8.1%
Mr. Sutton	$484,000	$525,000	8.5%	$514,750	$585,000	11.4%

Variable Compensation: Overview and How We Assess Performance

We do not have guaranteed bonuses. Variable compensation is pay at risk and it is tied directly to both Company and individual performance. Company performance is based on the achievement of specific financial goals described below. Individual performance is rewarded upon achievement of specific pre-established objectives or priorities.

Element	IP Incentive Plan / Program	2011 Performance Metrics

Short-term Incentive Plan	Management Incentive Plan or MIP	Free Cash Flow Absolute ROI

Long-term Incentive Plan	Performance Share Plan or PSP	ROI to Peers TSR to Peers

Other equity awards, including awards of stock and service-based restricted stock/units, may be granted from time to time under limited circumstances to address specific recruitment, retention or other recognition efforts. In addition, stock options and executive continuity awards granted in past years remain outstanding; these programs have since been discontinued.

How and Why We Chose Our Performance Metrics and Peer Groups

Our incentive compensation plans are designed around achievement of pre-established performance objectives that will drive improved financial performance of the Company. The Committee annually evaluates the appropriateness of the performance metrics, and makes adjustments based on the financial objectives most critical to the Company’s success. We explain below why the Committee chose the performance metrics we use for our incentive compensation plans.

2011 ROI PEER GROUP

Domtar Inc

M-real Corp

MeadWestvaco Corp

Mondi Group

Packaging Corporation of America

RockTenn Company+

Smurfit Kappa Group

Stora Enso Corp

Temple-Inland Inc

UPM-Kymmene Corp

2011 TSR PEER GROUP

Alcoa Inc

Domtar Inc

Dow Chemical Company

E.I. DuPont de Nemours & Co

M-real Corp

MeadWestvaco Corp

Mondi Group

Norske Skog

Packaging Corporation of America

Resolute Forest Products

RockTenn Company+

S&P 100 Index

S&P Basic Materials Index

Sappi Limited

Smurfit Kappa Group

Stora Enso Corp

Svenska Cellulosa Aktiebolaget

Temple-Inland Inc

United States Steel Corp

UPM-Kymmene Corp

+ Smurfit-Stone Container Corp was

acquired by RockTenn Company in

May 2011

Free Cash Flow 1 is a measure of a company’s ability to generate cash and is an important indicator of its stock value. Focusing our leaders on generating Free Cash Flow is important to maintain a strong balance sheet, pay dividends, repay debt, maintain our assets and make investments for future growth.

Return on Investment (“ROI”) 2 measures a company’s profitability and is an indicator of a company’s ability to use its assets and resources to generate returns on invested capital. Earning an ROI target that is equal to or greater than our cost of capital is necessary for the Company to create long-term value for our shareowners.

Total Shareholder Return (“TSR”) 3 reflects share price appreciation and dividends paid. TSR can be used to compare the performance of companies’ stocks over time, and we measure our relative TSR position over a three-year period against our TSR Peer Group. This is a key financial measure that aligns our long-term incentive pay with creating value for our shareowners.

Why We Use Different Peer Groups

In the chart below, we explain why we use different peer groups for compensation benchmarking and measuring Company performance in our incentive plans.

Peer Group	Composition	Rationale
CCG	Includes 20 companies from many industries (Companies range in size from approximately 0.5 to 2.0 times IP’s revenue, which puts us in the mid-range)	These are the companies against which we are likely to compete for executive talent
ROI Peers	Includes global industry competitors	These are the companies against which we compete for customer business
TSR Peers	Broader cross-section of basic materials companies engaged in global manufacturing and capital-intensive businesses	These are the companies against which we compete for investment dollars, and two indices: the S&P 100 and the S&P Basic Materials Index

For changes to our 2012 peer groups, please see the table on page 65.

[1]

For purposes of the incentive compensation plans discussed here, Free Cash Flow is calculated as Cash Flow before Dividends (but including special items and discontinued operations) as shown in the Company’s Statement of Cash Flow as “Cash provided by operations” less “Invested in capital projects.” Cash received from the Alternative Fuel Mixture Tax Credits and cash benefits from Cellulosic Biofuel Tax Credits are excluded from the calculation of Free Cash Flow for purposes of determining achievement of the Free Cash Flow metric.

[2]

For purposes of the incentive compensation plans discussed here, ROI is calculated as after-tax operating earnings (including both earnings from continuing and discontinued operations up through the date of sale) before the impact of special items, divided by average capital employed. Capital employed is total assets, less short-term, non-interest-bearing liabilities. The ROI metric excludes the impact of special items, such as gains or losses associated with asset sales, asset impairments, restructuring costs, changes in pension funding, significant out-of-period or “one-off” items. Income received due to Alternative Fuel Mixture Tax Credits and from Cellulosic Biofuel Tax Credits is excluded from the calculation of ROI for purposes of determining achievement of the ROI metric because we have classified it as a special item. We calculate International Paper’s ROI and our peer companies’ ROI using the same methodology.

[3]

For purposes of the incentive compensation plans discussed here, TSR is calculated as the change in the Company’s common stock price during the performance period plus the impact of any dividends paid and reinvested during the performance period. For all companies in our TSR Peer Group, both the beginning and ending common stock prices used are the average closing price of the 20 trading days immediately preceding the beginning and ending of the performance period. We calculate International Paper’s TSR and our peer companies’ TSR using the same methodology.

Management Incentive Plan (“MIP”)

Overview

The MIP is an annual, cash-based incentive plan designed to motivate employees to achieve our most critical short-term financial goals. In 2011, the MIP award pool, described below, was distributed among approximately 3,000 employees.

2011 Company Performance Metrics and Performance Achievement

The Company continued its focus on absolute ROI and Free Cash Flow in the 2011 MIP. The Committee believes that the combination of these metrics will continue to focus our leaders on improving the Company’s ROI, as well as its cash generation capabilities. The chart below describes the specific design elements.

2011 MIP Performance Metrics	Metric Weight	Threshold Performance Payout %	Target Performance Payout %	Maximum Performance Payout %

Absolute ROI	50%	6.8% ROI 50%	8.0% ROI 100%	10.0% ROI 185%

Free Cash Flow	50%	Achieve $1.2B 50%	Achieve $1.6B 100%	Achieve $2.2B 185%

ROI Stretch Goal	30%	Achieve 8% or greater ROI – adds 30% to total award pool

For 2011, the possible MIP award pool ranged from 0 to 185 percent of the aggregate target award, up to a maximum of 215 percent if the Company achieved ROI equal to or greater than 8 percent. This Stretch Goal of 8 percent ROI was designed to achieve an ROI equivalent to the Company’s cost of capital, which is a key business goal for the Company.

At its February 2012 meeting, the Committee evaluated the Company’s 2011 financial performance achievement and approved the overall Company performance of 130 percent, as illustrated below.

2011 MIP Performance Metrics	Metric Weight	Actual Performance Attainment	Target Award Earned	Weighted Target Award Earned

Absolute ROI	50%	8.03%	101.4%	50.7%

Free Cash Flow (A)	50%	$1.588B	98.6%	49.3%

ROI Stretch Goal	30%	8.03%	30.0%	30.0%

Total Company Performance				130.0%

Board of Directors’ Discretionary Funding ($8M)				9.1%

Total Company Payout Percent				139.1%

(A)  The Committee adjusted for the following items in determining sources and uses of cash for purposes of calculating performance achievement under the Free Cash Flow metric:

(i)	$0.209 billion increase in working capital related to the cessation of the European A/R securitization program;

(ii)	$0.175 billion cash received from unwinding a timber monetization; and

(iii)	$0.041 billion, net cash flow, including cash paid in contributions to the Retirement Plan in 2011 (net of tax) and Alternative Fuel Mixture Tax Credits.

2011 Award Pool Calculation

The Company’s MIP target award pool is equal to the sum of each MIP-eligible employee’s target award based on his or her position level in the Company. To calculate the award pool, the target award pool is multiplied by the Company’s 2011 performance achievement of 130 percent, resulting in an award pool of approximately $114.1 million.

The Committee has the discretion to decrease the award pool and has done so on several occasions in the past. However, consistent with our philosophy that management should be rewarded for delivering outstanding financial results, the Committee also has limited discretion to increase the award pool by no more than 25 percent, provided that the total final award pool does not exceed the maximum amount permitted under the 2011 MIP, which is 215 percent of target.

The Committee exercised its discretion to increase the 2011 MIP award pool by $8 million for the benefit of all participants. This increase represents an additional 7 percent of the pool already generated by Company performance (or an additional 9.1 percent of target), resulting in a final award pool of approximately $122.1 million (or 139.1 percent of target). The final award pool was distributed among all employee participants.

The Committee’s decision was based upon the strength and quality of the Company’s earnings (EPS increased by over 50 percent from 2010) and cash flow ($1.7 billion of free cash flow generated) and successful execution of the Company’s strategies during the year while also engaged in the Temple-Inland Inc. acquisition. Additionally, the Company maintained a significant cash reserve during the year in anticipation of closing the acquisition. The acquisition did not close until February 2012. Maintaining the cash reserve negatively impacted the Company’s ROI for the year and thus the MIP payout by approximately $8 million. The Committee’s exercise of discretion mitigated this unintentional impact in a year when employees delivered the Company’s best financial performance in nearly two decades.

Individual MIP Awards

For all MIP-eligible employees, their respective awards are based on Company performance, as modified by individual performance. The CEO has discretion to recommend an award above the calculated award in recognition of exceptional individual performance beyond what is captured in explicit individual objectives.

Additionally, individual MIP awards made to the SLT are capped at $10 million because they are made pursuant to a plan approved by our shareowners in 2009 for the purpose of qualifying as performance-based compensation under Internal Revenue Code (“Code”) Section 162(m).

The MIP award paid to each of our NEOs is described in Part III.

For changes to our 2012 MIP, please see the table on page 65.

Performance Share Plan (“PSP”)

Overview

The PSP is a long-term, equity-based incentive plan designed to motivate employees to create long-term shareowner value. PSP awards are granted in performance-based restricted stock units (“PSUs”) annually to approximately 1,150 management-level employees based on position level in the Company and satisfactory performance evaluations. PSP awards are earned over three years based on the Company’s performance achievement in relative ROI and relative TSR. Awards are paid in shares of Company stock. The number of shares ultimately paid includes the reinvestment of dividends earned on such shares during the three-year period.

Under the PSP, the actual number of shares paid to each employee is based solely on Company performance achievement that is measured in four separate segments: three one-year segments, and one three-year segment. The Committee approves the Company’s performance achievement at the end of each segment, and the resulting award is “banked” for each employee. The Committee does not have discretion to adjust the performance achievement upward for any segment, but may adjust it downward in the event the Company experiences negative ROI or negative TSR.

Company Performance Metrics and Objectives

In 2011, the PSP continued to focus on relative performance in ROI and TSR as shown below. Our officers’ awards are more heavily weighted to TSR compared to other employees’ awards. We believe that our most senior leaders, who more directly influence the strategic direction of the Company, should have a greater percentage of their PSP awards tied to TSR as it aligns their pay with the long-term interests of the Company and our shareowners.

2011-2013 PSP Performance Metrics	Metric Weight		Performance Objective
	Officers	Non- Officers	Threshold Payout %	Target Payout %	Maximum Payout %
ROI to Peers	50%	75%	Rank 6 of 11 25%	Rank 4 of 11 100%	Rank 1 of 11 200%
TSR to Peers	50%	25%	Rank 13 of 21 25%	Rank 10 of 21 100%	Rank 1 of 21 200%

ROI Stretch Goal	30%		Achieve 8% or greater ROI – adds 30% to segment achievement

Payout Calculation

Based on market data, each PSP participant has a target award based on his or her position level. The actual number of shares paid may be higher or lower than the target award based solely on the Company’s performance achievement. Possible payouts under the 2011 PSP range from 0 percent to 200 percent of the target award, with a possible additional 30 percent added (resulting in a maximum possible payout of 230 percent) if the Company achieves ROI equal to or greater than 8 percent. Like the MIP, this Stretch Goal is designed to incentivize our leaders to achieve cost of capital returns.

2009 – 2011 PSP Payout

For the 2009 – 2011 PSP, the performance achievement approved by the Committee in February 2012 is shown in the chart below. The 2009 – 2011 PSP award paid to each of our NEOs is described in Part III.

2009–2011 PSP Performance Metrics	Metric Weight Officers	Segment One 2009	Segment Two 2010	Segment Three 2011	Segment Four 2009-2011

ROI to Peers A	50%	Ranked 3 of 11 75%	Ranked 3 of 11 75%	Ranked 4 of 10 50%	Ranked 4 of 10 50%

TSR to Peers B	50%	Ranked 5 of 20 70%	Ranked 18 of 20 0%	Ranked 3 of 20 82.5%	Ranked 6 of 20 65%

ROI Stretch Goal	+ 30%	Not achieved	Not achieved	Achieved 30%	Not achieved

Total Segment Performance		145.0%	75.0%	162.5%	115.0%

2009—2011 PSP Payout for Officers			124.4%

A - Smurfit Stone was removed from peers due to Rock-Tenn acquisition.

B - AbitibiBowater was removed from peers due to bankruptcy.

For changes to our 2012 PSP, please see the table on page 65.

Other Equity Awards

Grants of Stock and Restricted Stock / Units

Other types of equity awards, such as grants of stock, restricted stock awards (“RSAs”) or restricted stock units (“RSUs”) are used infrequently for purposes of recruitment, retention or recognition. Vesting provisions for these awards vary on a case-by-case basis, but in all cases are forfeited if the participant terminates employment prior to vesting. Grants of stock awarded for recognition may vest immediately or over time. None of the NEOs received a restricted stock award grant in 2011.

Discontinued Stock Option Program

We moved away from using stock options as part of our long-term incentive program for officers in 2004 and for all other employees in 2005. We now instead rely solely on performance-based equity awards under the PSP. Stock options were previously awarded semi-annually with an exercise price equal to the closing price of our common stock on the date immediately preceding Committee approval.

Although no new stock options have been granted since 2005, the program allows employees with outstanding options to obtain additional options, provided they exercise using a stock-swap method. This feature, referred to as a “reload,” allows a participant to receive up to a maximum of three automatic grants of additional options. Reloads are only available on the number of shares tendered to cover the purchase price of the shares.

Participants, including our NEOs, continue to hold previously awarded outstanding stock options. Options remain exercisable for their full 10-year term, unless an employee is terminated or voluntarily leaves (other than in the event of death, disability or retirement eligibility), in which case the options expire immediately or within 90 days after termination, depending on the date the stock options were granted. All outstanding options for our NEOs, described in the “Outstanding Equity Awards” Table, will expire by October 2014.

Discontinued Executive Continuity Awards Program (“ECAs”)

This award program has been discontinued. In the past, we awarded Executive Continuity Awards (“ECAs”) to certain senior officers to encourage employment through retirement. No ECAs have been granted since 2000, and the CEO holds the only outstanding ECA, described in the “Outstanding Equity Awards” Table.

Health Benefits

Health benefits are offered to all salaried U.S. employees and the Company pays a significant portion of the costs to provide those benefits. The NEOs participate in the same health and retirement programs as other U.S. salaried employees. We do not offer any supplemental health care benefits to the SLT. Employees who annually earn more than $150,000 pay 25 percent more, on average, for comparable plans than employees who annually earn less than $75,000.

The Company continues to review its benefit programs, including active and retiree health benefits, to determine if changes are necessary or advisable.

Retirement Benefits

The Company provides attractive retirement benefits that help the Company remain competitive in the market for top talent. In addition to our tax-qualified 401(k) savings plan, we provide retirement benefits to our salaried U.S. employees, including the SLT as follows:

•	For employees hired prior to July 1, 2004: retirement benefits are provided under the Retirement Plan and the Pension Restoration Plan.

•

For employees hired on or after July 1, 2004: retirement benefits are provided through a retirement savings account funded by the Company through the Salaried Savings Plan and, if applicable, the Deferred Compensation Savings Plan.

We offer the Pension Restoration Plan to supplement the Retirement Plan for employees whose compensation is greater than the limits set by the Internal Revenue Service (“IRS”) for qualified retirement plans. Absent this plan, certain employees would not achieve a retirement benefit commensurate with their earnings during the course of their careers with us.

Members of the SLT may receive their non-qualified pension benefits under the Unfunded Supplemental Retirement Plan for Senior Managers (“SERP”). We have offered the SERP since 1983 to recruit and retain senior and mid-career executives. The benefit formula was reduced for all new entrants into the program after June 30, 2004.

SERP participants become vested upon reaching age 55 with 5 years of service and, once vested, are eligible to receive their SERP benefit following retirement at the earlier of age 55 with 10 years of service or age 65 with five years of service. As described following the “Pension Benefits” Table on page 74, SERP benefits are calculated under one of three formulas, depending on the dates of the participant’s employment and SERP eligibility.

For changes to our SERP effective in 2012, please see the table on page 65.

Retiree Medical Benefits

We offer retiree medical benefits to U.S. salaried employees, including our SLT, who are eligible to begin receiving retirement benefits under the Retirement Plan or who are at least age 55 and have 10 years of service when they terminate employment. The Company no longer subsidizes the cost of these benefits for employees who were hired on or after January 1, 2004. For employees whose years of age and service were equal to 60 on January 1, 2004, the Company continues to offer a limited subsidy. Mr. Faraci, Ms. Roberts, Mr. Kadien and Mr. Sutton are each eligible for the Company subsidy because they met the age and service requirements on January 1, 2004.

We also offer a Retiree Medical Savings Plan (“RMSP”) to U.S. salaried employees. Upon reaching age 45, employees may contribute to an RMSP account, and the contributions are credited with a Company match. Amounts contributed to the RMSP may be used to reimburse the cost of retiree medical coverage. Each of the NEOs is eligible to participate in the RMSP.

Salaried Savings Plan (“SSP”) and Deferred Compensation Savings Plan (“DCSP”)

The Company maintains a tax-qualified Salaried Savings Plan (“SSP”) for U.S. salaried employees. Under the SSP, participants may defer compensation for retirement up to the limits set by the IRS.

In addition, the Company offers an unfunded, non-qualified Deferred Compensation Savings Plan (“DCSP”) for employees whose compensation is higher than the compensation limit set by the IRS for tax-qualified plans. The DCSP permits additional deferrals up to 85 percent of compensation, including base salary and MIP, beyond the contribution limits set by the IRS.

Deferred amounts under both the SSP and DCSP are credited with Company matching contributions equal to 70 percent of the participant’s contributions up to 4 percent of their compensation, plus 50 percent of contributions up to an additional 4 percent of compensation.

Amounts deferred in the DCSP earn returns based on investment options modeled after the investment funds in the SSP elected by the participant. Details regarding the DCSP follow the “Non-Qualified Deferred Compensation” Table on page 77.

Salaried Employee Severance Plan

The Company provides severance to employees who are involuntarily terminated. SLT members participate in the same Salaried Employee Severance Plan that covers all U.S. salaried employees. The plan provides a lump sum payment equal to two weeks’ salary for every year or partial year of service. Under certain circumstances, supplemental severance may be paid. Supplemental severance is limited by the Board policy described on page 63.

Employees are eligible for severance if they are terminated through no fault of their own and sign a termination agreement acceptable to the Company. The termination agreement includes confidentiality provisions, as well as restrictive covenants, as appropriate.

Executive Perquisites

The Company presently offers no perquisites to our NEOs other than:

•	the CEO’s limited personal use of Company aircraft and automobile, which is described in Part IV;

•

standard benefits and perquisites under our Global Mobility Policy, which establishes many of the benefits and perquisites provided to employees who serve or have served as expatriates, such as Mr. Nicholls and Ms. Laschinger for previous assignments, and are disclosed in Part V; and

•	benefits granted to grandfathered participants in 2008 in our Executive Supplemental Life Insurance Program (“ESIP”), which are described below.

Executive Supplemental Life Insurance (“ESIP”)

This benefit was closed to new participants effective January 1, 2008. The ESIP provides an individually owned, permanent life insurance policy with a pre-retirement death benefit equal to two times annual salary and a cash value accumulation designed to provide a post-retirement death benefit equal to one times final salary. The Company pays the full premium cost, and participants are responsible for the income tax due on the premiums.

Change in Control Agreements

The Company has entered into change in control agreements with certain executives that provide severance and other benefits in the event of a change in control of the Company. Our Board believes that maintaining change in control agreements is a sound business practice that protects shareowner value prior to, during and after a change in control, and allows us to recruit and retain top executive talent. Our program is only available to the SLT, except for those vice presidents grandfathered in the program as of February 2008. Each member of the SLT is covered by the same form of agreement.

We believe that this program aligns executive and shareowner interests by enabling leaders of the Company to focus on the interests of shareowners and other constituents when considering a potential change in control, without undue concern for their own financial and employment security.

In the Board’s ongoing oversight of this program, the Board modified the program in 2010, to eliminate the excise tax gross-up provision, replacing it instead with a “best net” calculation. Under this “best net” approach, the Company will, prior to making any payments, perform a calculation comparing:

(i)	the net benefit after payment of excise tax by the executive that would be applied, and

(ii)	the resulting net benefit if the payment had been limited to the extent necessary to avoid the imposition of an excise tax to determine the higher resulting “net” benefit payable under the agreement. Benefits are not payable unless an irrevocable release of any employment-related claims is signed. This change reflects a best practice in the marketplace. In no event will the Company pay a gross-up for excise taxes.

Benefits Available Upon Termination of Employment Following Change in Control

As shown in greater detail in the “Potential Payments Upon Change in Control” Table in Part V, our change in control agreements provide the following benefits to the SLT only if they are terminated by the new employer, or by the employee for “good reason” within two years of a change in control of the Company. The following benefits are payable under the NEOs’ current change in control agreements only if both a change in control and termination of employment occur (“double trigger” benefits):

•	Cash severance payment equal to three times the sum of base salary plus target MIP;

•

Prorated MIP for the year of termination of employment (based on target achievement if the employee is terminated in the same year as the change in control, or based on actual achievement if the employee is terminated in the year following the change in control);

•

SERP participants whose benefit is calculated under Formula A will receive a benefit equal to the higher of (i) 50 percent of compensation, or (ii) the SERP benefit that would be paid absent a change in control but with three additional years of service and age. SERP participants whose benefit is calculated under Formula B will receive their benefit calculated under the Pension Restoration Plan that would be paid absent a change in control but with three additional years of service and age; and

•	Medical and dental insurance for three years, and retiree medical coverage, if eligible.

Benefits Available upon Change in Control

The following benefits are payable upon a change in control and do not require termination of employment:

•	PSP shares vest and are paid based on actual achievement (for banked segments) or target (for segments not yet banked);
•	Service-based restricted stock awards (including executive continuity awards) vest and become unrestricted; and
•	SERP participants whose benefit is calculated under Formula A will vest in their benefit and the minimum benefit will increase from 25 percent of compensation to 50 percent of compensation.

We offer these limited single-trigger benefits to ensure that executives receive the benefit of their efforts prior to a change in control. In light of the difficulty in determining relative performance achievement in our PSP following a change in control of the Company, we provide for payment of banked PSP segments (at actual achievement) and open PSP segments (at target). Further, in light of the seniority of our covered executives, and their proximity to retirement age, we believe that increasing their pension protection provides appropriate retirement security in their employment following a change in control.

For changes to our change in control program made during 2011, please see the table on page 65.

Part III: NEO Compensation

Overview

In this Part III, we describe the Committee’s 2011 compensation decisions with respect to each NEO, other than the CEO, and its recommendations to the Board concerning the CEO. We also include a description of each NEO’s accomplishments considered by the Committee when making its compensation decisions. In the compensation review used to establish our 2011 TDC levels, each NEO’s target TDC fell 18 to 25 percent below the CCG median.

Comparison of CEO’s Compensation to Other NEO’s Compensation

We do not have a policy that would dictate a specific ratio of CEO compensation to other NEOs or the SLT. Generally, we base our compensation decisions on principles of internal equity and external market competitiveness. The difference that exists between our CEO’s compensation and our other NEOs is based on the complexity of the CEO’s leadership responsibilities for the global enterprise.

2011 Targeted Compensation Mix versus 2011 Actual “Realized” Compensation

We illustrate targeted compensation versus actual “realized” compensation in the individual graphs for each NEO below.

The “Target” column includes:

(i)	2011 actual base salary paid;

(ii)	2011 target MIP; and

(iii)	the target value of the 2009-2011 PSP granted in 2009.

Due to the decline in the market price of our common stock in 2008, when setting the target value for our 2009 long-term incentive compensation, the Committee based the value on a three-year average market price of the Company’s common stock, rather than the 30- or 60- day average market price previously used.

The “Actual” column represents what we believe is the appropriate way to illustrate actual pay earned, and includes:

(i)	2011 actual base salary paid;

(ii)	2011 MIP paid in February 2012; and

(iii)	2009-2011 PSP valued and paid in February 2012.

In comparing the following charts to the Summary Compensation Table, you will see that the value shown for the “equity awards” differs. Equity awards granted in 2011 are shown in the Summary Compensation Table, while equity awards valued and paid in 2012 for performance or service periods ending in 2011 are shown in the following charts. We value the equity awards for the 2009-2011 PSP in the following charts based on the closing price ($31.85) of the Company’s common stock on February 10, 2012, which is the trading day immediately preceding the date the MDCC approved payout of the PSP award.

In the following charts for each NEO,

the total amounts in the “Actual” column

are greater than the total amounts in the “Target” column

because both the Company and each NEO

exceeded performance targets.

John V. Faraci Chairman of the Board and Chief Executive Officer

John V. Faraci has over 37 years of service with the Company and has served as Chairman and CEO since November 2003. Earlier in 2003, he was elected President of International Paper, and he served as Executive Vice President and Chief Financial Officer from 2000 to 2003. From 1999 to 2000, he was Senior Vice President and Chief Financial Officer. From 1995 to 1999, he was Chief Executive Officer and Managing Director of Carter Holt Harvey Ltd., a former majority-owned subsidiary of International Paper located in New Zealand.

2011 Compensation Decisions
Element of Compensation	Compensation Amount	Rationale
2011 Actual Base Salary Paid	$1,374,375 (incorporates 5% increase effective April 2011)	Mr. Faraci’s base salary increase brought his base salary to the median of our CCG for the CEO position and to the midpoint of the position level within our salary structure.
2011 MIP Award	$2,500,000 (143.8% combined Company and individual performance achievement)

Mr. Faraci’s MIP payout was based on the Company’s financial performance and his individual achievements. Among the achievements considered by the Committee in its CEO evaluation and its compensation recommendations to the Board were:

•      Led the Company to best overall financial results in nearly two decades, including over 50-percent increase in EPS, above cost-of-capital ROI and strong free cash flow.

•     Successfully executed important strategic matters, such as the Temple-Inland and Andhra Pradesh Paper Mills (“APPM”) acquisitions and continued value generation from the acquisition of Weyerhaeuser containerboard, packaging and recycling business.

•     Improved the CEO succession process through a recent management reorganization to further develop the Company’s talent.

•      Demonstrated leadership in connection with the Committee’s comprehensive review of the Company’s executive compensation practices.

2009-2011 PSP Payout	284,495 shares, including reinvested dividends (valued at $9,061,166)	PSP payout of 124.4% is based solely on the Company’s performance achievement in relative ROI and relative TSR described in Part II.

The chart below compares Mr. Faraci’s 2011 actual compensation paid against targeted compensation levels.

Tim S. Nicholls Senior Vice President, Printing & Communications Papers and IP Brazil (former CFO)
Tim S. Nicholls has over 20 years of service with the Company. Mr. Nicholls served as our CFO from December 2007 through November 2011, when he assumed responsibility of our Printing and Communication Papers of the Americas (“P&CP”) business. Mr. Nicholls previously served as Vice President and Executive Project Leader of IP Europe during 2007, and Vice President and CFO of IP Europe from 2005 to 2007. He was also President of Weldwood (formerly a wholly owned subsidiary of International Paper headquartered in Vancouver, Canada) from 2002 to 2005.

2011 Compensation Decisions
Element of Compensation	Compensation Amount	Rationale
2011 Actual Base Salary Paid	$695,000 (incorporates 9.2% increase effective April 2011)	Mr. Nicholls’ base salary increase reflected his additional experience serving in the role as our CFO and brought his salary closer to the market median for the CFO position.
2011 MIP Award	$825,000 (138.0% combined Company and individual performance achievement)

Mr. Nicholls’ MIP payout was based on the Company’s financial performance and his individual achievements. Among the achievements considered by the Committee were:

•      Communicated effectively with investors, especially with respect to the Company’s long-term strategy and the rationale for the Temple-Inland acquisition.

•     Continued to make successful cash management and allocation decisions, leading to restoration of the Company’s dividend to shareowners to above pre-recession levels.

•      Developed and executed successful financing plan for the Temple-Inland acquisition.

•      Promoted and developed excellent leaders within the Finance reorganization to facilitate smooth transition to new position.

2009-2011 PSP Payout	63,434 shares, including reinvested dividends (valued at $2,020,373)	PSP payout of 124.4% is based solely on the Company’s performance achievement in relative ROI and relative TSR described in Part II.

The chart below compares Mr. Nicholls’ 2011 actual compensation paid against targeted compensation levels.

Carol L. Roberts Senior Vice President and Chief Financial Officer
Carol L. Roberts has over 30 years of service with the Company. She has served as our CFO since November 2011. Prior to this, she led our Industrial Packaging Group (“IPG”) business, which represents a significant part of the Company’s overall business. Ms. Roberts began her career with International Paper in 1981 as an Associate Engineer at a mill in Mobile, Alabama. Ms. Roberts was named Vice President of our Industrial Packaging business in 2000 and was named Senior Vice President in late 2005.

2011 Compensation Decisions
Element of Compensation	Compensation Amount	Rationale
2011 Actual Base Salary Paid	$694,750 (incorporates 3.1% increase effective April 2011) Received 2.9% increase effective January 2012	Ms. Roberts received a base salary merit increase effective April 2011 in recognition of her performance and in accordance with the merit increase guidelines for the Company. Additionally, in December 2011, the Committee approved an increase to reflect the change in her leadership role.
2011 MIP Award	$865,000 (169.8% combined Company and individual performance achievement)

Ms. Roberts’ MIP payout was based on the Company’s financial performance and her individual achievements. Among the achievements considered by the Committee were:

•      Provided strong leadership and strategic guidance to IPG, which resulted in a 9% ROI and industry-leading margins.

•      Led IPG to continue to capture and retain benefits from the Company’s acquisition of the Weyerhaeuser containerboard, packaging and recycling business.

•      Transitioned smoothly into the CFO role, including quickly developing rapport with investors.

•      Played critical role in obtaining regulatory approval of the Temple-Inland acquisition.

2009-2011 PSP Payout	55,948 shares, including reinvested dividends (valued at $1,781,944)	PSP payout of 124.4% is based solely on the Company’s performance achievement in relative ROI and relative TSR described in Part II.

The chart below compares Ms. Roberts’ 2011 actual compensation paid against targeted compensation levels.

Thomas G. Kadien Senior Vice President, Consumer Packaging and IP Asia
Thomas G. Kadien has over 33 years of service with the Company. He has led our Consumer Packaging business as well as our businesses in Asia since January 2010. He also has responsibility for the global supply chain operations group, including transportation and procurement, in Memphis. He previously led our North American distribution business, xpedx, from 2005 to 2009, and served as President of IP Europe from 2003 to 2005.

2011 Compensation Decisions
Element of Compensation	Compensation Amount	Rationale
2011 Actual Base Salary Paid	$582,825 (incorporates 3% increase effective April 2011)	Mr. Kadien received a base salary merit increase in recognition of his performance and in accordance with the merit increase guidelines for the Company.
2011 MIP Award	$675,000 (169.4% combined Company and individual performance achievement)

Mr. Kadien’s MIP payout was based on the Company’s financial performance and his individual achievements. Among the achievements considered by the Committee were:

•      Led the Company’s coated paperboard business to achieve second-best earnings ever, doubling the prior year, and outstanding return on investment.

•      Drove record financial performance within the Company’s foodservice business.

•      Executed strategic APPM acquisition in India and began integration of the business and development of strategic vision for the Company’s operations in the country.

•     Strengthened relationship with the Company’s joint venture partner in China and led successful sale of the Company’s Shorewood packaging business.

2009-2011 PSP Payout	55,948 shares, including reinvested dividends (valued at $1,781,944)	PSP payout of 124.4% is based solely on the Company’s performance achievement in relative ROI and relative TSR described in Part II.

The chart below compares Mr. Kadien’s 2011 actual compensation paid against targeted compensation levels.

Mary A. Laschinger Senior Vice President, President – xpedx
Mary A. Laschinger has over 19 years of service with the Company. She has served as President – xpedx since January 2010 and as a Senior Vice President of the Company since January 2008. She previously served as Vice President and President – IP Europe, Middle East, Africa, and Russia from November 2005 through December 2007.

2011 Compensation Decisions
Element of Compensation	Compensation Amount	Rationale
2011 Actual Base Salary Paid	$561,750 (incorporates 5.4% increase effective April 2011) Received 8.1% increase effective January 2012	Ms. Laschinger’s base salary increases reflect her increased experience leading our xpedx business and better align her pay with comparable positions within our CCG companies.
2011 MIP Award	$575,000 (144.3% combined Company and individual performance achievement)

Ms. Laschinger’s MIP payout was based on the Company’s financial performance and her individual achievements. Among the achievements considered by the Committee were:

•      Led strategic plan development for xpedx and restructured business.

•      Reorganized and strengthened xpedx in key leadership positions.

•      Made significant progress enhancing xpedx’s strategic sourcing capabilities, a key lever driving profitability.

2009-2011 PSP Payout	37,571 shares, including reinvested dividends (valued at $1,196,636)	PSP payout of 124.4% is based solely on the Company’s performance achievement in relative ROI and relative TSR described in Part II.

The chart below compares Ms. Laschinger’s 2011 actual compensation paid against targeted compensation levels.

Mark S. Sutton Senior Vice President, Industrial Packaging
Mark S. Sutton has over 27 years of service with the Company. In November 2011, Mr. Sutton assumed responsibility for our IPG business. Prior to this role, he led our P&CP business since January 2010. He previously served as Senior Vice President – Supply Chain from March 2008 through 2009, Vice President – Supply Chain from June 2007 through February 2008, and Vice President – Strategic Planning from January 2007 through May 2007.

2011 Compensation Decisions
Element of Compensation	Compensation Amount	Rationale
2011 Actual Base Salary Paid	$514,750 (incorporates 8.5% increase effective April 2011) Received 11.4% increase effective January 2012	Mr. Sutton’s base salary increases reflect his strong performance and achievements in leading our printing and communication papers business and reflect the change in his leadership.
2011 MIP Award	$675,000 (169.4% combined Company and individual performance achievement)

Mr. Sutton’s MIP payout was based on the Company’s financial performance and his individual achievements. Among the achievements considered by the Committee were:

•      Provided strong leadership and strategic guidance to the Company’s P&CP business, which resulted in a 13% ROI and industry-leading margins.

•      Reduced costs within the P&CP business by over 4% year over year.

•     Drove successful launch of important project involving fluff pulp repurposing of Franklin, VA mill.

•      Transitioned smoothly into his new role at IPG.

2009-2011 PSP Payout	21,781 shares, including reinvested dividends (valued at $693,725)	PSP payout of 124.4% is based solely on the Company’s performance achievement in relative ROI and relative TSR described in Part II.

The chart below compares Mr. Sutton’s 2011 actual compensation paid against targeted compensation levels.

Part IV: Other Governance and Compensation Related Matters

Insider Trading and Anti-Hedging Policies

The Company has adopted comprehensive and detailed policies that regulate trading in Company securities by our insiders, including SLT and Board members. These policies include information regarding trading “blackout” periods and explain when transactions in Company securities are permitted. The policies also set forth certain types of transactions that are prohibited, including:

•	publicly traded options, such as puts, calls and similar instruments, and short sales; and

•	margin accounts and pledges (unless prior approval is obtained from the Company’s General Counsel).

Rule 10b5-1 Trading Plans

SLT members are permitted to establish trading plans established under Section 10b5-1 of the Exchange Act during limited open trading windows. The purpose of these plans is to permit the executive to diversify his or her holdings of Company stock during periods in which the executive would otherwise be unable to buy or sell such stock because he or she possessed material, non-public information about the Company. Each executive enters into his or her own pre-determined plan, which includes specific instructions for the broker to exercise stock options and/or sell Company stock on the open market. Any such trading plan must be submitted in writing to the Company’s General Counsel for review and approval prior to its effective date and must meet certain requirements, including:

•	no purchases or sales of Company securities may be made outside of the plan, once in effect;

•	the plan must run for at least one year and no more than 18 months (but can end prior to that time if all sales or purchases have been completed);

•

a plan may not be voluntarily terminated prior to its expiration date without the General Counsel’s pre-approval and a new plan may not be established until at least 180 days after any such voluntary termination;

•	the first trade under the plan cannot occur until 30 days after execution of the plan; and

•	execution of the plan is disclosed in an SEC filing.

As of April 2012, four of our NEOs, including Mr. Faraci, Mr. Nicholls, Ms. Roberts and Mr. Sutton, and one other SLT member, had entered into trading plans in consultation with their respective financial advisors.

Officer Stock Ownership Requirements

All of our officers are expected to hold shares of our common stock with a minimum market value based on a multiple of base pay. This policy is intended to align our officers’ interests with those of our shareowners and encourage long-term shareowner value creation by requiring officers to have a significant equity stake in the Company. Our stock ownership requirements are based on position level:

Position Level	Ownership Requirement
Chief Executive Officer	5x base pay
Senior Vice President	2x base pay
Vice President	1x base pay

Officers are expected to meet the ownership requirements within four years of election, appointment or promotion. Stock ownership is reviewed annually by the Committee to assure compliance. As of our last annual evaluation, all SLT members were in compliance.

With appropriate approval, an officer may be granted an exception to the stock ownership requirement for financial hardship. Additionally, the ownership requirements are waived during the 12-month period preceding an announced retirement. An officer who is not in compliance and who has not obtained a waiver for hardship is prohibited from selling Company stock until the next annual ownership evaluation.

For changes to our officer stock ownership program effective in 2013, please see the table on page 65.

Board Policy on Personal Use of Company Aircraft and Vehicle

The Board continues to believe that the CEO should use Company aircraft and a Company vehicle for business continuity and efficiency purposes. Use of the Company aircraft allows the CEO to be available at all times for business needs, whether on business or personal travel. The aggregate incremental cost to the Company of personal use by the CEO will not exceed $75,000 per year, pursuant to Board resolution. The CEO reimbursed the Company for the incremental cost of personal use of the aircraft above $75,000 during 2011 pursuant to his Time Sharing Agreement entered into in 2010.

The Company also provides the CEO with the use of a vehicle and driver. Mr. Faraci reimbursed the Company for all costs associated with the personal use of the vehicle in 2011. The value of personal use of the driver that the CEO does not reimburse is imputed income to him (not grossed up for taxes), and is disclosed in the “All Other Compensation” Table in Part V.

Clawback or Forfeiture of Incentive Awards

Both MIP and PSP awards are subject to a clawback provision contained in our plan documents. Under this clawback provision, if the Company’s financial statements are restated as a result of errors, omission, or fraud, the Committee may, in its discretion, based on the facts and circumstances surrounding the restatement, require some or all participants to return all or a portion of their awards to the Company.

In addition, both MIP and PSP awards may be forfeited in the event a participant engages in conduct that is detrimental to the business interest or reputation of the Company. Additionally, an SLT member who does not provide one-year’s notice of retirement may forfeit his or her MIP and PSP awards.

Non-Competition and Non-Solicitation Agreements

The Company maintains Non-Competition and Non-Solicitation Agreements with leaders of the Company to protect confidential information and trade secrets from unauthorized use or disclosure. Each of our NEOs has entered into a Non-Competition Agreement and a Non-Solicitation Agreement. Violation of these agreements results in clawback or forfeiture of incentive compensation awards.

Board Policy on (Non-CIC) Severance Agreements with Senior Officers

A supplemental severance payment to the CEO must be approved by the independent directors of the Board. A supplemental severance payment to any other executive officer must be approved by the Committee. Moreover, pursuant to a 2005 Board policy, in the absence of a change in control, the supplemental severance, plus severance under the Salaried Employee Severance Plan, may not exceed two times base salary plus target MIP for the year in which the termination occurs. This limit does not apply to other benefits that may be payable, such as restricted stock, PSP, retirement benefits, or post-termination benefits that are available to employees generally, such as continued medical and dental benefits. Any severance amount greater than the amount described above must be approved in advance by our shareowners.

Prohibition on Repricing

We do not backdate or reprice equity grants. Our incentive compensation plan provides that stock options may not be repriced, directly or indirectly, without the prior consent of the Company’s shareowners. The exchange of an “underwater” option (i.e., an option having an exercise price in excess of the current market value of the underlying stock) for another award or for cash would be considered an indirect repricing and, therefore, would require the prior consent of our shareowners.

Equity Grant Practices

The Company does not have any program, plan or practice to time, and has not timed, equity grants in coordination with the release of material non-public information. The Company does not grant equity awards based on our stock price.

Annual equity grants (including pro rata grants for promotions and employees hired in the prior year) under the PSP are approved at the Committee’s meeting in December. Having a pre-determined annual grant date minimizes any concern that grant dates could be selectively chosen based upon market price at any given time. Service-based restricted stock awards are used infrequently, and may be granted anytime during the year by Mr. Karre (as delegated by the Board) within parameters approved by the Committee. An award to an SLT member requires approval by the Committee (or by the Board for an award to the CEO).

Deductibility of Executive Compensation

The goal of the Committee is to comply with the provisions of Section 162(m) of the Code, which allows the Company to take an income tax deduction for compensation up to $1 million and for certain compensation exceeding $1 million paid in any taxable year to a “covered employee” as that term is defined in the Code. We generally structure incentive compensation plans with the objective that amounts paid under those plans will be tax deductible, and the plans must be approved by the Company’s shareowners. However, the Committee may elect to provide incentive compensation outside the requirements of Section 162(m) when necessary to achieve its compensation objectives. Each element of incentive compensation earned by our NEOs in 2011 qualified as performance-based compensation under Section 162(m).

Accounting for Stock-Based Compensation

The Company withholds PSP shares payable to a participant at the statutory minimum withholding rate to pay the participant’s federal income tax. However, SLT members may elect to have additional shares withheld (up to 85 percent of the earned award) for payment of taxes. Because we offer this option to our SLT, each of their PSP awards are considered “liability” awards for accounting purposes. This means that we re-measure the amount of the PSP liability at fair market value at each quarterly balance sheet date with the resulting income or expense recorded by the Company in the quarter. The accounting treatment of stock-based compensation is not determinative of the type, timing, or amount of any particular grant made to our employees.

Compensation Programs in 2012 and Beyond

As noted above, the Committee undertook a comprehensive review of our executive compensation plans and program, in conjunction with Cook. Below is a summary of the changes that will further strengthen the pay-for-performance connection in our executive compensation program in 2012 and beyond.

Program Element	Design Change	Rationale
Peer Groups

Compensation Comparator Group (“CCG”)	• Added: PPG Industries • Removed: Occidental Petroleum • Added Market Cap as “modifier” in selection process	• PPG Industries’ compensation approach is more closely aligned with the Company

ROI Peer Group	• Added: Boise, Inc., Fibria Celulose and Klabin • Removed: Temple-Inland Inc.	• Creates more robust peer groups of global companies and provides more stability in the rank-based payout • Temple-Inland Inc. was acquired by the Company in 2012
TSR Peer Group	• Added: Fibria Celulose and Klabin • Removed: M-real Corp., Norske Skog, Resolute Forest Products (formerly AbitibiBowater), Svenska Cellulosa Aktiebolaget (SCA), and Temple-Inland Inc.
Variable Compensation

Management Incentive Plan (“MIP”)	• For 2012, performance achievement will be based on: - 50% Cash Flow from Operations (replacing Free Cash Flow), and - 50% Absolute ROI	• Using Cash Flow from Operations eliminates the concern that capital spending might be delayed to achieve MIP payout to the long-term detriment of the business

Performance Share Plan (“PSP”)

•   For 2012, performance achievement will be measured over a single, three-year period instead of four segmented measurement periods

•   Number of units granted will be aligned with market-based accounting values to ensure delivery of the intended LTI target value

•    Award scales adjusted to reflect modified peer groups

• Enhances long-term nature of program • Reduces complexity of program • Better aligns with compensation best practices • Maximum payout consistent with market practice

Both MIP and PSP	• ROI Stretch Goal, providing an additional incentive payout of 30%, will be eliminated. Maximum payout will be reduced to 200%.	• ROI Stretch Goal was achieved in 2011
Executive Benefits

Change in Control Agreements

•   Severance multiple, additional years of pension credit, and benefit continuation period will be reduced from 3X to 2X for future agreements with SVPs; 3X multiple will be retained for succeeding CEO(s)

• Reducing the multiple is consistent with compensation best practices

Unfunded Supplemental Retirement Plan for Senior Managers (“SERP”)	• SERP closed to new participants, effective January 1, 2012	• Declining prevalence of SERP in the market
Other Governance Matters

Officer Stock Ownership	• Stock ownership guidelines will be modified to replace four-year grace period with 50% stock retention requirement, effective January 1, 2013	• Ensures that executives are continually and steadily building a minimum level of equity ownership

Compensation Committee Report

On behalf of the Board of Directors, the Management Development and Compensation Committee of the Board of Directors, referred to as the Committee, oversees the Company’s compensation programs. In fulfilling its oversight responsibilities, the Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with the Company’s executive officers.

Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and its proxy statement on Schedule 14A filed in connection with the Company’s 2012 Annual Meeting of Shareowners.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such laws.

Management Development and Compensation Committee

J. Steven Whisler, Chairman John L. Townsend, III	William G. Walter Alberto Weisser

Part V: Additional Information about Our Executive Compensation

The following tables in this Part V provide detailed information regarding compensation for our NEOs.

Summary Compensation Table

The table below shows base salary, stock awards under our PSP and, if applicable, RSA program, cash awards under our MIP, the change in pension value, and all other compensation to our NEOs for the years ended December 31, 2009, 2010, and 2011.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value ($)(3)	All Other Compensation ($)(4)	Total ($)
John V. Faraci	2011	1,374,375	9,001,717	2,500,000	3,196,058	1,031,355	17,103,505
Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	2010	1,308,725	7,424,073	2,250,000	5,545,920	1,320,625	17,849,343
	2009	1,261,400	2,397,230	2,727,400	5,125,575	683,576	12,195,181
Tim S. Nicholls (5)	2011	695,000	2,283,612	825,000	1,259,008	266,557	5,329,177
Senior Vice President Printing & Communications Papers and IP Brazil	2010	650,000	1,807,380	782,800	803,277	225,083	4,268,540
	2009	545,000	534,502	780,000	545,005	51,968	2,456,475
Carol L. Roberts	2011	694,750	1,994,330	865,000	1,700,440	247,760	5,502,280
Senior Vice President and Chief Financial Officer (Principal Financial Officer)	2010	679,000	1,604,367	1,073,500	1,597,086	181,630	5,135,583
	2009	541,700	471,417	800,000	969,079	85,763	2,867,959
Thomas G. Kadien	2011	582,825	1,534,923	675,000	1,301,049	180,491	4,274,288
Senior Vice President Consumer Packaging & IP Asia	2010	570,000	1,739,580	596,200	1,167,350	184,670	4,257,800

Mary A. Laschinger	2011	561,750	1,534,923	575,000	882,652	164,645	3,718,970
Senior Vice President President xpedx

Mark S. Sutton	2011	514,750	1,534,923	675,000	1,088,947	94,912	3,908,532
Senior Vice President Industrial Packaging

(1)	A discussion of the assumptions used in calculating these values for the 2011 fiscal year may be found in Note 17 to our audited financial statements beginning on page 91 of our annual report on Form 10-K filed with the SEC on February 27, 2012. The value shown for 2011 is the aggregate grant date fair value of each NEO’s 2011-2013 PSP award computed in accordance with FASB ASC Topic 718 based on the probable satisfaction of the performance conditions at January 1, 2011 for such award (i.e., 100% of target). The maximum value of the stock awards based on achieving maximum Company performance is as follows: Mr. Faraci: $20,703,948; Mr. Nicholls: $5,252,309; Ms. Roberts: $4,586,959; Mr. Kadien: $3,530,322; Ms. Laschinger: $3,530,322; and Mr. Sutton: $3,530,322.

(2)	Represents the amount earned under the MIP based on Company and individual performance during the year shown, which is paid in February of the following year.

(3)	Amounts shown in this column represent the change in accruals under our Retirement Plan, Pension Restoration Plan, and SERP as shown in the “Pension Benefits” Table. Importantly, the change in pension value is not currently paid to an executive as compensation, but is a measurement of the change in value of the pension from the prior year. Changes in value arise from additional benefit accruals for another year of service, changes in pensionable compensation, the decrease in the discount period and the impact of a change in the discount rate from the prior year’s measurement. The discount rate used is the same as the rate used by the Company for financial statement disclosure as of the end of the fiscal year. This rate is based on economic conditions at year-end.

The NEOs do not receive “preferential or above market” earnings on non-qualified deferred compensation. Accordingly, there is no amount included in this column for this type of earnings credit.

(4)	A breakdown of the “All Other Compensation” amounts for 2011 is shown in the following table:

Name	Company Matching Contribution ($)(a)	Group Life Insurance ($)(b)	Dividend Realized ($)(c)	ESIP ($)(d)	Corporate Aircraft and Vehicle ($)(e)	Directors’ Charitable Award Program ($)(f)	Company Matching Gift ($)(g)	Amount Related to Overseas Assignment ($)(h)	Total ($)(i)
John Faraci	173,970	6,632	695,792	44,343	87,552	17,061	6,005	-	1,031,355
Tim Nicholls	59,192	3,355	113,191	19,897	-	-	6,005	64,917	266,557
Carol Roberts	84,876	3,351	136,828	16,657	-	-	6,048	-	247,760
Thomas Kadien	33,178	2,813	113,191	25,189	-	-	6,120	-	180,491
Mary Laschinger	49,792	2,712	91,884	13,104	-	-	6,000	1,153	164,645
Mark Sutton	24,708	2,483	49,841	14,880	-	-	3,000	-	94,912

(a)	Represents the Company match to the NEO’s contribution to the Salaried Savings Plan and Deferred Compensation Savings Plan, as shown in the “Non-Qualified Deferred Compensation Plan” Table.

(b)	Represents the Company’s annual premium payment for the NEO’s group life insurance benefit.

(c)	Represents dividends earned on the 2008-2010 PSP payout that were paid to the NEO in February 2011. We disclose the value of dividends realized as All Other Compensation because, pursuant to FASB ASC 718, we are disclosing the grant date fair value of the 2011-2013 award in the Summary Compensation Table, which does not include the value of dividends that were realized on the 2008-2010 PSP award upon payout in February 2011.

(d)	Represents the amount paid by the Company for the NEO’s executive supplemental insurance program (“ESIP”).

(e)	Includes $75,000 of aggregate incremental cost to the Company of Mr. Faraci’s personal travel on Company aircraft. Mr. Faraci reimbursed the Company for the incremental cost of personal use of the aircraft above $75,000 during 2011 pursuant to his Time Sharing Agreement entered into in 2010. We calculate the incremental cost of personal use of the Company aircraft based upon the per mile variable cost of operating the aircraft multiplied by the number of miles flown for personal travel by Mr. Faraci. The variable operating costs include fuel, maintenance, airway fees, user fees, communication, crew expenses, supplies and catering. We impute into Mr. Faraci’s income the value of personal use of the aircraft in accordance with IRS regulations, minus the amounts he reimbursed during the calendar year. Mr. Faraci receives no tax gross-up on this imputed income.

Also includes $12,552 for the value of personal use of a driver for a vehicle provided by the Company to Mr. Faraci. Mr. Faraci reimbursed the Company for all costs associated with the personal use of the vehicle itself in 2011. The value of personal use of the driver that he did not reimburse is imputed income to him (not grossed up for taxes).

(f)	Represents a ratable share of the Company’s total annual non-cash expense of the charitable award program described under “Director Compensation” attributable to directors who served during 2011. Mr. Faraci is eligible to participate in this program as a member of our Board. Mr. Faraci does not receive any other compensation as a member of our Board. The legacy director charitable award program was closed to new directors as of July 1, 2007.

(g)	Represents the Company’s 60% match of each NEO’s donation to the United Way of America as part of a Company-wide campaign.

(h)	Represents standard amounts payable under our Global Mobility Policy for expatriates. For Mr. Nicholls, represents payments for tax equalization and tax preparation fees relating to his overseas assignment, which ended in 2008. For Ms. Laschinger, represents payment of tax preparation fees relating to her overseas assignment, which ended in 2009.

(i)	Represents the sum of columns (a) through (h).

(5)	Mr. Nicholls served as Principal Financial Officer through October 31, 2011.

Grants of Plan-Based Awards During 2011

The table below shows payout ranges for our NEOs under the 2011 MIP and 2011-2013 PSP, described in our CD&A. There were no stock options granted in 2011.

Name	Committee Action Date (1)	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Awards ($)(3)
			Threshold ($)	Target ($)	Maximum ($)(2)	Threshold (#)	Target (#)	Maximum (#)
John Faraci			434,700	1,738,800	3,738,420
	12/13/2010	1/3/2011				39,850	318,800	733,240	9,001,717
Tim Nicholls			149,450	597,800	1,285,270
	12/13/2010	1/3/2011				10,109	80,875	186,013	2,283,612
Carol Roberts			127,350	509,400	1,095,210
	12/13/2010	1/3/2011				8,829	70,630	162,449	1,994,330
Thomas Kadien			99,600	398,400	856,560
	12/13/2010	1/3/2011				6,795	54,360	125,028	1,534,923
Mary Laschinger			99,600	398,400	856,560
	12/13/2010	1/3/2011				6,795	54,360	125,028	1,534,923
Mark Sutton			99,600	398,400	856,560
	12/13/2010	1/3/2011				6,795	54,360	125,028	1,534,923

(1)	The 2011-2013 PSP grant was approved by the Committee for all NEOs (except Mr. Faraci, whose grant was approved by the full Board) at its December meeting, effective the first business day of the following calendar year.

(2)	Non-equity incentive plan awards are intended to qualify as performance-based compensation under Code Section 162(m) and are awarded pursuant to the 2009 Incentive Compensation Plan approved by our shareowners. The maximum individual award under the Section 162(m) plan is capped at $10 million.

(3)	The amounts shown in this column reflect the grant date fair value of the 2011-2013 PSP awards computed in accordance with FASB ASC Topic 718 based on the probable satisfaction of the performance conditions at January 1, 2011 for such awards (i.e., 100% of target), as explained in further detail in the narrative following this table.

Narrative to the Grants of Plan-Based Awards Table

Estimated Possible Payouts under Non-Equity Incentive Plan Awards

These columns show the threshold, target and maximum payouts under the 2011 MIP. The actual amount paid is shown in the Summary Compensation Table.

The amount shown in the “Threshold” column is the amount that would be paid under the 2011 MIP if the Company achieved the minimum performance level required in at least one performance metric: Absolute ROI or Free Cash Flow. Since each metric is evenly weighted at 50%, a threshold payout at 50% would result in weighted performance achievement of 25% (or one-half of 50%). Minimum performance in at least one objective is required to fund an MIP award pool.

The amount shown in the “Maximum” column is the possible payout for each NEO based on maximum Company performance achievement (excluding any special recognition award that may be recommended by the CEO for exceptional individual performance, which awards are funded and limited by the aggregate MIP award pool). The amount is based on maximum Company performance of 215%, including the additional 30% award for achieving an ROI equal to or greater than 8%.

Estimated Future Payouts under Equity Incentive Plan Awards

These columns show the threshold, target and maximum payouts under the 2011-2013 PSP.

The amount shown in the “Threshold” column is the number of shares each NEO would receive if the Company achieved the minimum performance level in either Relative ROI or Relative TSR to achieve a payout of 12.5% (which represents 25% threshold for either metric, which is weighted at 50%).

The amount shown in the “Maximum” column is the possible number of shares each NEO would receive based on maximum Company performance of 230%, which includes the additional 30% award for achieving an ROI equal to or greater than 8%.

Grant Date Fair Value of Stock and Option Awards

The amounts shown in this column reflect the grant date fair value of the awards granted to each NEO under the 2011-2013 PSP computed in accordance with FASB ASC Topic 718 based on the probable satisfaction of the performance conditions at January 1, 2011 for such awards (i.e., 100% of target). For the ROI component of the awards, the grant date fair value is based on the closing price of our common stock on the date immediately preceding the grant date. Valuing TSR is more complicated because the value must take into account the probable expense of the 2011-2013 PSP based on our expected future performance relative to the other companies in our TSR Peer Group. The market value of the TSR component is based on a Monte Carlo simulation as prescribed by FASB ASC Topic 718.

The amount ultimately paid to PSP participants may or may not be the same amount as the value shown in the table due to two factors: (1) the ultimate number of shares paid to our PSP participants will vary based on the relative performance of the Company to the other companies in our TSR and ROI Peer Groups; and (2) the value of the PSP award received by each participant is based on the fair value of the Company’s stock as of the effective date of the award.

Outstanding Equity Awards at December 31, 2011

The following table shows the outstanding equity awards held by our NEOs as of December 31, 2011. Please refer to our CD&A for additional information regarding how shares are “banked” and paid under our PSP.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
John Faraci				599,247	(4)	17,737,717	386,439	(5)	12,269,581
	37,500	41.40	4/9/2012
	37,500	32.54	10/8/2012
	53,000	34.96	4/8/2013
	48,000	39.14	10/14/2013
Tim Nicholls				135,876	(6)	4,021,922	96,616	(7)	3,067,839
	5,375	41.40	4/9/2012
	9,000	39.14	10/14/2013
Carol Roberts				119,765	(8)	3,545,047	84,860	(9)	2,694,471
	7,500	41.40	4/9/2012
	7,500	32.54	10/8/2012
	7,500	34.96	4/8/2013
	11,000	39.14	10/14/2013
Thomas Kadien				104,410	(10)	3,090,538	64,736	(11)	2,055,583
	10,000	41.40	4/9/2012
	15,000	34.96	4/8/2013
	15,000	39.14	10/14/2013
Mary Laschinger				86,034	(12)	2,546,598	64,736	(11)	2,055,583
	4,700	41.40	4/9/2012
	5,000	32.54	10/8/2012
	5,000	34.96	4/8/2013
	6,000	39.14	10/14/2013
Mark Sutton				70,244	(13)	2,079,213	64,736	(11)	2,055,583
	6,000	41.40	4/9/2012
	7,500	32.54	10/8/2012
	7,500	34.96	4/8/2013
	8,250	39.14	10/14/2013

(1)	We moved away from stock options for executive officers in 2004. All outstanding unvested options were vested by the Company on July 12, 2005. Therefore, no NEO had any unearned or unexercisable options as of December 31, 2011.

(2)	The market value is calculated based on the closing price of our common stock on December 31, 2011 of $29.60.

(3)	The market value is calculated based on the closing price of our common stock on December 31, 2011 of $29.60 and the Monte Carlo values for the fourth segments as of December 31, 2011 of $37.97 and $43.54 for the 2010 and 2011 awards, respectively. At the end of the applicable performance period, there is an adjustment based on the Company’s actual ROI and TSR performance.

(4)

Includes (i) an executive continuity award of 16,000 shares of restricted stock awarded for retention purposes that vest on February 16, 2013, based on attaining the age and service requirements, and 6,819 reinvested dividends on those shares. The executive continuity award program provides for a tandem grant of stock options and restricted stock in a 5:1 ratio (five options to one share). Upon vesting, the values of both the restricted shares and the stock options are calculated and Mr. Faraci is then entitled to receive either the shares or the options.

The amount shown also includes (i) 539,208 shares of restricted stock awarded under the PSP that have been “banked” for 2009, 2010 and 2011, but remain unpaid until the end of the applicable, full three-year performance period, and (ii) 37,220 shares acquired in respect of reinvested dividends.

(5)	The amount shown includes the following shares of restricted stock that remain subject to open PSP performance periods: (i) 131,650 shares of restricted stock awarded under the 2010-2012 PSP and (ii) 239,100 shares awarded under the 2011-2013 PSP and (iii) 15,689 reinvested dividends on those shares.

(6)	Includes (i) 127,270 shares of restricted stock awarded under the PSP that have been “banked” for 2009, 2010 and 2011, but remain unpaid until the end of the applicable, full three-year performance period, and (ii) 8,606 shares acquired in respect of reinvested dividends.

(7)	The amount shown includes the following shares of restricted stock that remain subject to open PSP performance periods: (i) 32,050 shares awarded under the 2010-2012 PSP and (ii) 60,657 shares awarded under the 2011-2013 PSP and (iii) 3,909 reinvested dividends on those shares.

(8)	Includes (i) 112,173 shares of restricted stock awarded under PSP that have been “banked” for 2009, 2010 and 2011, but remain unpaid until the end of the applicable, full three-year performance period, and (ii) 7,592 shares acquired in respect of reinvested dividends.

(9)	The amount shown includes the following shares of restricted stock that remain subject to open PSP performance periods: (i) 28,450 shares awarded under the 2010-2012 PSP and (ii) 52,973 shares awarded under the 2011-2013 PSP and (iii) 3,437 reinvested dividends on those shares.

(10)	Includes (i) 97,487 shares of restricted stock awarded under the PSP that have been “banked” for 2009, 2010 and 2011, but remain unpaid until the end of the applicable, full three-year performance period, and (ii) 6,923 shares acquired in respect of reinvested dividends.

(11)	The amount shown includes the following shares of restricted stock that remain subject to open PSP performance periods: (i) 21,350 shares awarded under the 2010-2012 PSP and (ii) 40,770 shares awarded under the 2011-2013 PSP and (iii) 2,616 reinvested dividends on those shares.

(12)	Includes (i) 80,697 shares of restricted stock awarded under the PSP that have been “banked” for 2009, 2010 and 2011, but remain unpaid until the end of the applicable, full three-year performance period, and (ii) 5,337 shares acquired in respect of reinvested dividends.

(13)	Includes (i) 66,270 shares of restricted stock awarded under the PSP that have been “banked” for 2009, 2010 and 2011, but remain unpaid until the end of the applicable, full three-year performance period, and (ii) 3,974 shares acquired in respect of reinvested dividends.

Stock Vested in 2011

The following table shows the amounts received upon vesting in 2011 of shares previously awarded under the PSP or our other restricted stock programs as described in our CD&A. There were no stock options exercised in 2011 by our NEOs.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
John Faraci	249,795	7,299,010
Tim Nicholls	40,638	1,187,442
Carol Roberts	49,124	1,435,403
Thomas Kadien	40,638	1,187,442
Mary Laschinger	32,990	963,968
Mark Sutton	19,010	555,472

(1)	Amounts shown represent shares of restricted stock and shares acquired in respect of reinvested dividends under the PSP that vested on February 7, 2011.

(2)	Represents the value of the vested shares based on our closing stock price on the date immediately preceding the vesting date of the award: $29.22 for each share.

Pension Benefits in 2011

The following table shows the present value of benefits payable to our NEOs under our Retirement Plan, Pension Restoration Plan, or SERP at December 31, 2010 and December 31, 2011. The change in the present value of the accrued benefit is shown in the “Change in Pension Value” column of the Summary Compensation Table for 2011.

All of our NEOs are eligible for a benefit calculated under the Retirement Plan. The NEOs are also eligible for a benefit that is calculated under the Pension Restoration Plan formula. All of the NEOs are eligible for a benefit under the SERP formula. We amended the SERP to comply with Section 409A of the Code, effective January 1, 2008. As amended, the benefit under SERP Formula A is paid from the SERP, even if the applicable formula that determines the benefit is the formula under the Pension Restoration Plan. As a result of this change, the pension benefits shown below for Messrs. Faraci and Kadien are shown as coming from the SERP rather than the Pension Restoration Plan. This differs from the pension benefits shown for the other NEOs, who became eligible for the SERP after July 1, 2004, and whose benefit is therefore calculated under SERP Formula B. Under Formula B, the portion of the benefit that is earned prior to SERP eligibility is paid under the Pension Restoration Plan, and the portion earned following SERP eligibility is paid from the SERP. No NEO received payments of a retirement benefit in 2011.

Name	Plan Name	Number of Years of Credited Service in 2011 (#)	12/31/2010 Present Value of Accumulated Benefit ($)(1)	12/31/2011 Present Value of Accumulated Benefit ($)(2)
John Faraci	Retirement Plan	37.33	1,530,899	1,672,698
	Pension Restoration Plan	37.33	—	—
	SERP	37.33	30,262,280	33,316,539
	Total		31,793,179	34,989,237
Tim Nicholls	Retirement Plan	20.25	431,188	541,137
	Pension Restoration Plan	20.25	366,399	426,986
	SERP	20.25	1,432,187	2,520,659
	Total		2,229,774	3,488,782
Carol Roberts	Retirement Plan	30.5	769,139	943,030
	Pension Restoration Plan	30.5	527,197	610,820
	SERP	30.5	3,665,026	5,107,952
	Total		4,961,362	6,661,802
Tom Kadien	Retirement Plan	32.58	946,848	1,137,138
	Pension Restoration Plan	32.58	—	—
	SERP	32.58	4,542,309	5,653,068
	Total		5,489,157	6,790,206
Mary Laschinger	Retirement Plan	19.33	460,197	576,559
	Pension Restoration Plan	19.33	380,362	441,044
	SERP	19.33	1,277,932	1,983,541
	Total		2,118,491	3,001,144
Mark Sutton	Retirement Plan	27.58	606,618	750,437
	Pension Restoration Plan	27.58	569,387	663,540
	SERP	27.58	912,812	1,763,787
	Total		2,088,817	3,177,764

(1)	The calculation of the present value of accumulated benefits as of December 31, 2010, assumes a discount rate of 5.60 percent for annuity payments and 3.10 percent for lump sum payments. The calculation further assumes benefit commencement at the earliest age at which the NEO would be entitled to an unreduced benefit (the earlier of age 61 and completion of 20 years of service or age 62 and completion of 10 years of service). For individuals who are already eligible for an unreduced benefit, we use their age as of the end of the fiscal year.

(2)	The calculation of the present value of accumulated benefits as of December 31, 2011, assumes a discount rate of 5.10 percent for annuity payments and 2.60 percent for lump sum payments. The assumptions regarding the benefit commencement date are the same as described in footnote (1).

Narrative to Pension Benefits Table

Retirement Plan of International Paper Company

Our Retirement Plan is a funded, tax-qualified plan that covers all U.S. salaried employees hired prior to July 1, 2004. U.S. employees hired on or after July 1, 2004, are eligible for a Company-paid retirement savings account in our Salaried Savings Plan and DCSP in lieu of participation in the Retirement Plan. All of our NEOs were hired prior to July 1, 2004 and are eligible to participate in the Retirement Plan.

We calculate the benefit under the Retirement Plan at the rate of 1.67% of the participant’s average pensionable earnings received over the highest five consecutive calendar years of the last 10 calendar years, multiplied by his or her years of service, then reduced by a portion of Social Security benefits. We include as pensionable earnings the participant’s base salary plus MIP awards that were not deferred, up to the maximum limit set by the IRS.

International Paper Company Pension Restoration Plan for Salaried Employees

Our supplemental retirement plan for our salaried employees is an unfunded, non-qualified plan that covers all U.S. salaried employees hired prior to July 1, 2004. This plan augments our Retirement Plan by providing retirement benefits based on compensation that is greater than the limits set by the IRS. We include as eligible compensation under this plan the participant’s base salary plus MIP awards, including amounts deferred. All of our NEOs were hired prior to July 1, 2004 and are eligible to participate in the Pension Restoration Plan.

We calculate the benefit under the Pension Restoration Plan in the same manner as the Retirement Plan, then reduce the benefit by the amount payable under the Retirement Plan.

The International Paper Company Unfunded Supplemental Retirement Plan for Senior Managers

Our SERP is an alternative retirement plan available to certain senior executives, including the NEOs. The SERP was closed to new participants, effective January 1, 2012. SERP benefits vest once the participant reaches age 55 and has completed five years of service. The normal form of payment is a lump sum. We calculate benefits under the SERP under one of two formulas based on the participant’s date of eligibility for SERP participation. Benefits are payable under the SERP on the later of the participant’s retirement date or the date six months following separation from service. We define “retirement date” as the date the participant reaches the earlier of age 55 with 10 years of service or age 65 with five years of service.

A participant who has announced retirement at least 12 months in advance has the right to lock-in a discount rate used to determine the amount of the lump sum payment based on the average for the month in which they choose to lock-in. Both Mr. Faraci and Mr. Kadien have locked-in the discount rate under this provision.

•	Participants eligible to participate prior to July 1, 2004 (Formula A):

We calculate benefits under this formula as the greatest of (i) the sum of the benefits under our Retirement Plan and Pension Restoration Plan; (ii) the lesser of 3.25% of eligible compensation, defined below, multiplied by the participant’s years of service or 50% of eligible compensation, with both amounts reduced by a portion of Social Security benefits; or (iii) 25% of eligible compensation. The benefit payable under the SERP is reduced by the benefits payable under the Retirement Plan. In calculating benefits under (ii) and (iii), we include as eligible compensation the sum of (a) the participant’s highest annual base salary during any of the three consecutive calendar years prior to retirement and (b) the participant’s target MIP for the year of retirement. The benefit for Messrs. Faraci and Kadien is calculated under SERP Formula A.

•	Participants eligible to participate on or after July 1, 2004 (Formula B):

We calculate benefits under this formula at the same rate as our Retirement Plan and Pension Restoration Plan. Participants are eligible to receive a lump sum payment of the benefit earned for service after becoming eligible in the SERP; the benefit earned prior to SERP eligibility remains payable as an annuity. The benefit for Mr. Nicholls, Ms. Roberts, Ms. Laschinger and Mr. Sutton is calculated under SERP Formula B.

In the event of termination for cause, an executive whose SERP benefit is calculated under Formula A would forfeit the right to receive a lump sum benefit under the SERP, and his or her vested retirement benefits under the Retirement Plan and the Pension Restoration Plan would be paid as an annuity.

Policies with Regard to Granting Additional Years of Service

Our change in control agreements described in our CD&A provide three years of age and three years of service to be added to the calculation of retirement benefits in the event of termination of an NEO’s employment following a change in control.

We have no other provision for granting additional years of service under our retirement plans.

Eligibility for Early Retirement Benefits

Normal retirement under our Retirement Plan and Pension Restoration Plan is age 65.

Participants, including the NEOs, are eligible for early retirement under the Retirement Plan, the Pension Restoration Plan and the SERP at age 55 with 10 years of service. However, a participant’s accrued benefit is reduced by 4% for each year that the participant retires before reaching age 62. Participants are eligible for an unreduced benefit once they reach age 61 and have completed at least 20 years of service with us.

As of December 31, 2011, Mr. Faraci is eligible for early retirement; his benefit would be unreduced based on age and years of service.

As of December 31, 2011, Mr. Kadien is eligible for early retirement; however his benefit would be reduced by approximately 26% based on age and years of service.

Mr. Nicholls is currently vested in the Retirement Plan and Pension Restoration Plan, but he will not be eligible for early retirement (or vested in the SERP benefit) until 2016.

Ms. Roberts is currently vested in the Retirement Plan and Pension Restoration Plan, but she will not be eligible for early retirement (or vested in the SERP benefit) until 2015.

Ms. Laschinger is currently vested in the Retirement Plan and Pension Restoration Plan, but she will not be eligible for early retirement (or vested in the SERP benefit) until 2015.

Mr. Sutton is currently vested in the Retirement Plan and Pension Restoration Plan, but he will not be eligible for early retirement (or vested in the SERP benefit) until 2016.

Non-Qualified Deferred Compensation in 2011

The following table shows contributions in 2011 by International Paper and each of our NEOs to the DCSP, which is our non-qualified deferred compensation plan, and each NEO’s DCSP account balance as of December 31, 2011. The account balance includes amounts deferred by the NEO in December 2011, which were actually credited to his or her account in January 2012.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
John Faraci	272,350	163,410	152,448	-	4,019,355
Tim Nicholls	79,240	49,482	10,587	-	308,773
Carol Roberts	121,860	73,116	13,305	-	828,342
Tom Kadien	65,344	26,138	19,240	-	1,342,680
Mary Laschinger	63,907	39,257	(37,224)	-	1,250,690
Mark Sutton	86,817	20,836	(5,735)	-	719,789

(1)	These amounts are included in the “Salary” column of the Summary Compensation Table for 2011 for each NEO.

(2)	These amounts are included in the “All Other Compensation” column of the Summary Compensation Table for 2011 for each NEO.

(3)	These amounts are not included in the Summary Compensation Table because they are not “preferential or above-market earnings.”

(4)	Of the amounts shown in this column, the following amounts were included in the “Salary” column of the Summary Compensation Table for prior years as follows: Mr. Faraci: $1,683,817 was included for the period of 2001-2010; and Ms. Roberts: $127,557 was included for 2008-2010; Mr. Nicholls: $43,333 was included for the period 2010; and Mr, Kadien: $57,000 was included for the period 2010.

Narrative to Non-Qualified Deferred Compensation Table

The DCSP allows participants to save for retirement by deferring up to 85% of eligible cash compensation, which includes base salary and MIP awards. Participants may contribute to the DCSP after deferring either the maximum pre-tax amount or total pre-tax and after-tax amount to the 401(k) plan or after reaching the IRS compensation limit for that year. The Company credits matching contributions equal to 70% of the participant’s contributions up to 4% of compensation, plus 50% of contributions up to an additional 4% of compensation.

For 2011, NEO contribution amounts were as follows: Mr. Faraci and Ms. Roberts contributed 8% of all eligible cash compensation, Mr. Nicholls contributed 8% of base salary plus 5% of MIP, Mr. Kadien contributed 12% of MIP, Ms. Laschinger contributed 7% of all eligible cash compensation and Mr. Sutton contributed 20% of base salary. As a result of the varying contribution amounts, the actual amounts deferred and the Company’s resulting matching contribution will vary for each NEO.

Available Fund	2011 Fund Return
Conservative Fund	3.70%
Moderate Fund	-0.30%
Aggressive Fund	-4.60%
Stable Value Fund	2.30%
U.S. Bond Fund	7.90%
High Yield Bond Fund	6.90%
Emerging Market Bond Fund	4.30%
Large Cap Stock Fund	2.70%
Mid Cap Stock Fund	-3.40%
Small Cap Stock Fund	-0.10%
International Stock Fund	-12.20%
Emerging Market Stock Fund	-19.80%
Company Stock Fund	12.60%

Participant contributions are credited with earnings (or losses) based on the participant’s choice of investment fund equivalents. Investment fund equivalents match the investment returns of the funds available in the 401(k) plan. Investment elections may be changed daily subject to securities laws restrictions. Differences in earnings reported in the “Non-Qualified Deferred Compensation Table”, above, are based on the individual participant’s investment elections. The earnings (or losses) on the funds available under the DCSP are shown at left.

Participants are fully vested in their contributions at all times. Amounts contributed by the Company become vested upon completing three years of service, reaching age 65, death, disability, termination of employment as a result of the permanent closing of the participant’s facility, or eligibility for severance under the Salaried Employee Severance Plan.

Participant accounts are divided into contribution accounts for amounts deferred prior to January 1, 2005, and contribution accounts for amounts deferred after January 1, 2005. Distributions of amounts contributed on or after January 1, 2005, may only be made in the event of termination of employment, death or disability. Participants must elect their distribution form of payment in an initial deferral election, which may only be changed under a subsequent distribution election that meets the IRS requirements under Code Section 409A. In the event no election has been made, the participant will receive a lump sum form of payment. In-service withdrawals are limited to unforeseeable emergencies.

Post-Employment Termination Benefits

Potential Payments Upon Death or Disability

The Company provides the following benefits in the event of death or disability, which are available to all of our U.S. salaried employees, excluding employees in xpedx, our distribution business. Upon reaching age 65, the disabled individual is covered under our retirement programs, if eligible, as described above. Disability benefits we provide are:

•	Long-term disability income benefit equal to 60% of base salary plus the employee’s average MIP during the last three calendar years;
•	Continuation of medical and life insurance coverage applicable to active employees while disabled; and
•	If eligible for the Retirement Plan, continuation of pension benefit accruals.

The Company provides the same benefits to the beneficiary of an NEO upon death as are available to our U.S. salaried employees, with two additional benefits:

•	Executive supplemental life insurance, which is described on page 46 of this proxy statement; and
•	If the NEO has completed five years of vesting service at the time of death, an amount equal to 50% of the NEO’s SERP benefit is payable to a surviving spouse.

In the event of disability or death, PSP awards are prorated based upon the number of months the participant worked during the performance period, and are paid at the end of the three-year performance period based on actual Company performance. Service-based restricted stock awards, including ECAs, also become vested upon death or disability.

Potential Payments Upon Retirement

The following table presents the potential payments to our NEOs, assuming that they retired at the end of 2011.

Name	Retirement Plan Annuity ($)	Pension Restoration Plan Annuity ($)	TOTAL Annuity ($)(1)	Lump Sum Pension Payment ($)(2)
John Faraci	135,708	—	135,708	34,807,092
Tim Nicholls	29,161	120,304	149,465	—
Carol Roberts	44,844	214,428	259,272	—
Tom Kadien	88,038	—	88,038	6,610,422
Mary Laschinger	27,645	93,486	121,131	—
Mark Sutton	40,440	102,870	143,310	—

(1)	Amounts shown in this column are the annual annuity benefits payable from the tax-qualified Retirement Plan and from the Pension Restoration Plan, if applicable, as of December 31, 2011, if eligible on that date; otherwise, at the earliest eligibility age at which benefits could commence. For Mr. Faraci, the amount shown is the benefit payable at December 31, 2011. For Mr. Kadien, the amount shown is a reduced benefit payable at December 31, 2011. For the other NEOs, the amount shown is a reduced benefit payable at age 55.
(2)	Lump sum payment calculations are based on the lower of the December 2011 municipal bond rate of 2.21%, or the lock-in rate elected by the NEO, if applicable. Additional information regarding the calculation of benefits may be found following the “Pension Benefits” Table.

Potential Payments Upon Involuntary Termination Without Cause

The following table represents standard severance amounts that would be payable to our NEOs in the event of involuntary termination without cause.

Name	Years of Credited Service (#)	Lump Sum Severance Payment ($)(1)	Lump Sum Pension Payment ($)(2)	TOTAL Benefit at Termination ($)(3)	Accelerated Vesting of Equity ($)(4)	Value of Continued Benefits ($)(5)	TOTAL Pension Annuity ($)(6)
John Faraci	38	4,864,700	34,807,092	39,671,792	11,119,773	145,155	135,708
Tim Nicholls	21	1,540,462	—	1,540,462	2,757,981	77,509	149,465
Carol Roberts	31	1,866,538	—	1,866,538	2,430,071	76,509	259,272
Tom Kadien	33	1,560,165	6,610,422	8,170,587	1,844,761	69,240	88,038
Mary Laschinger	20	1,126,492	—	1,126,492	1,844,761	59,272	121,132
Mark Sutton	28	1,345,384	—	1,345,384	1,844,761	59,009	143,310

(1)	The amounts shown in this column reflect estimated amounts under the Salaried Employee Severance Plan formula of two weeks’ salary for each year or partial year of service. Amounts shown also include the following benefits to which the NEO would be entitled: (i) unused current year vacation pay; (ii) 2012 earned vacation pay; and (iii) MIP award for 2011. We do not gross-up standard severance benefits.

(2)	Amounts shown in this column are the lump sum benefit payable under the SERP. The methodology used to calculate the lump sum benefit can be found in footnote 2 to the “Potential Payments Upon Retirement” Table, above.
(3)	Amounts shown in this column reflect the sum of the amounts in the previous two columns payable to the NEO upon termination.
(4)	Amounts shown in this column reflect the dollar value, based on the closing price of our common stock on December 31, 2011, of the prorated portions of the 2010-2012 PSP and 2011-2013 PSP, including reinvested dividends, that would be paid at the end of the performance period. In addition, the NEO would receive the 2009-2011 PSP award, which has a performance period ending on December 31, 2011, which is not shown here because the vesting is not accelerated.
(5)	Amounts shown in this column reflect the cost of (i) six months’ continued medical, dental and Employee Assistance Program coverage and (ii) executive outplacement services.
(6)	Amounts shown in this column are the annual annuity benefits payable from the Retirement Plan and the Pension Restoration Plan, if applicable, as of December 31, 2011, if eligible on that date; otherwise, at the earliest eligibility age. For Mr. Faraci, the amount shown is the benefit payable at December 31, 2011. For Mr. Kadien, the amount shown is a reduced benefit payable at December 31, 2011. For the other NEOs, the amount shown is a reduced benefit payable at age 55.

Potential Payments Upon Termination With Cause

An executive officer who is terminated with cause would not be eligible for severance benefits as described above, other than vacation pay. Further, the executive officer would lose outstanding equity awards under the PSP or other restricted stock grants, and not be eligible for payment of an MIP award.

As participants in the SERP whose benefit is determined under Formula A, Messrs. Faraci and Kadien would further forfeit the ability to receive a lump sum pension payment, and their vested retirement benefits under the Retirement Plan and the Pension Restoration Plan would be paid as an annuity.

Name	Years of Credited Service (#)	Lump Sum Severance Payment ($)(1)	Lump Sum Pension Payment ($)(2)	TOTAL Benefit at Termination ($)(3)	Pension Annuity ($)(4)
John Faraci	38	331,700	-	331,700	2,167,941
Tim Nicholls	21	142,000	-	142,000	149,465
Carol Roberts	31	166,923	-	166,923	259,272
Tom Kadien	33	140,000	-	140,000	409,552
Mary Laschinger	20	113,800	-	113,800	121,132
Mark Sutton	28	105,000	-	105,000	143,310

(1)	The amounts shown in this column represent unused 2011 vacation pay and 2012 earned vacation pay.
(2)	The amounts shown in this column represent the lump sum benefit payable under the SERP. Under our SERP, participants whose benefit is calculated under Formula A will forfeit a lump sum payment in the event of termination with cause, and will receive their benefit as an annuity under the Pension Restoration Plan.
(3)	Amounts shown in this column represent the sum of columns (1) and (2) payable to the NEO upon termination.
(4)	Amounts shown in this column are the annual annuity benefits payable from the tax-qualified Retirement Plan and from the Pension Restoration Plan, if applicable, as of December 31, 2011, if eligible to commence benefits on that date, otherwise at the earliest retirement eligibility date.

Potential Payments Upon Change in Control

The following table represents amounts that would be payable to our NEOs upon termination of employment without cause (including by the NEO for good reason) within two years following a change in control of the Company on December 31, 2011.

Name	Lump Sum Severance Payment ($)(1)	Lump Sum Pension Benefit ($)(2)	Value of Continued Benefits ($)(3)	TOTAL Cash-Based Award ($)	Accelerated Vesting of Equity ($)(4)	TOTAL Pre-Tax Benefit ($)(5)	Pension Annuity ($)(6)
John Faraci	9,389,400	37,807,046	21,672	47,218,118	20,716,566	67,934,684	135,708
Tim Nicholls	3,923,400	2,756,102	21,672	6,701,174	4,994,763	11,695,937	51,038
Carol Roberts	3,628,200	4,945,836	21,672	8,595,708	4,392,581	12,988,289	73,151
Tom Kadien	1,338,971	8,890,458	21,672	10,251,101	3,344,386	13,595,487	88,038
Mary Laschinger	2,902,200	2,186,508	21,672	5,110,380	3,344,386	8,454,766	48,255
Mark Sutton	2,770,200	2,039,572	21,672	4,831,444	3,344,386	8,175,830	74,436

(1)	Amounts shown in this column reflect a change in control severance payment of three times the sum of (i) base salary and (ii) target MIP for 2011, that would be paid in the event of termination of employment without cause, including voluntary termination for limited situations that meet the definition of “good reason,” as described below. For Mr. Kadien, this amount has been reduced by $1,617,529 to reflect application of the “best net” approach described on page 47 of this proxy statement.

(2)	For Messrs. Faraci and Kadien, who joined the SERP prior to July 1, 2004, the amount shown represents an enhanced SERP benefit equal to the higher of 50% of compensation or the Pension Restoration Plan benefit formula with an additional three years of age and three years of service. For the other NEOs, who joined the SERP after July 1, 2004, the amount shown represents the Pension Restoration Plan benefit formula earned after SERP participation with an additional three years of age and three years of service.

(3)	Amounts shown in this column reflect the cost of continued medical and dental benefits for three years following termination of employment.

(4)	Amounts shown in this column reflect the dollar value, based on the closing price of our common stock on December 30, 2011, of the vesting of (i) outstanding 2010-2012 and 2011-2013 PSP awards, including reinvested dividends, based on actual Company performance (for banked segments) or on target performance (for open periods) and (ii) outstanding service-based restricted stock awards, if any. In addition, the NEO would receive the 2009-2011 PSP award, which has a performance period ending on December 31, 2011, but is not included in the amount shown because it is not accelerated.

(5)	Amounts shown in this column represent the total of the cash amounts payable as well as the value of accelerated vesting of equity.

(6)	Amounts shown in this column are the annual benefits payable from the Retirement Plan and the Pension Restoration Plan, if applicable as of December 31, 2011, if eligible on that date; otherwise, at the earliest eligibility date. For Mr. Faraci, the amount shown is the benefit payable at December 31, 2011. For Mr. Kadien, the amount shown is a reduced benefit payable at December 31, 2011. For the other NEOs, the amount shown is a reduced benefit payable at age 55. The amount differs from the total pension annuity shown in the “Potential Payments Upon Retirement” Table on page 79 of this proxy statement for Mr. Nicholls, Ms. Roberts, Ms. Laschinger and Mr. Sutton, because, in the event of a change in control, their SERP benefits would become vested and payable as a lump sum under the SERP, rather than as an annuity under the Pension Restoration Plan. For Mr. Nicholls, Ms. Roberts, Ms. Laschinger and Mr. Sutton, whose benefits are calculated under Formula B, the amount of the Pension Restoration Plan benefit that accrued after becoming a SERP participant would become vested and payable as a lump sum.

Definition of “Change in Control”

A “change in control” is defined in our agreements as any of the following events:

•	Acquisition of 30% or more of the Company’s stock;
•

Change in the majority of the Board of Directors within two consecutive years, unless two-thirds of the directors in office at the beginning of the period approved the nomination or election of the new directors;

•	Merger or similar business combination;
•	Sale of substantially all of the Company’s assets; or
•	Approval by our shareowners of a complete liquidation or dissolution of the Company.

Definition of “Good Reason”

The lump sum cash severance benefit shown above is payable only in the event of termination of employment without cause within two years following a change in control. This includes voluntary resignation only in limited situations that meet the definition of “good reason,” listed below. Under no circumstance will an executive receive a cash severance benefit under the agreement if he or she leaves voluntarily other than for “good reason,” which is defined as:

•	The assignment to the executive of duties inconsistent with his or her position or a substantial decrease in responsibilities;
•	Reduced annual base salary;
•	Elimination of a material compensation plan (including the MIP, PSP or SERP) or a change in the executive’s participation on substantially the same basis;
•

Elimination of substantially similar pension or welfare plans (except for across-the-board reductions of such benefits for executives), or a material reduction of any fringe benefit, or failure to provide the same number of vacation days;

•	Failure by the Company to secure an agreement by the successor to assume the change in control agreement;
•	Any other termination without sufficient notice; or
•	Relocation more than 50 miles from place of work.

Ownership of Company Stock

Security Ownership of Certain Beneficial Owners

The following table sets forth information concerning beneficial ownership of our common stock by persons known to us to own more than 5% of our common stock outstanding as of March 13, 2012.

Name and Address of Beneficial Owner	Shares of Stock Beneficially Owned (#)	Percentage of Common Stock Outstanding (%)
BlackRock, Inc. (1)	33,556,378	7.68
State Street Corporation (2)	31,404,721	7.19
T. Rowe Price Associates, Inc. (3)	30,815,308	7.05
Invesco, Ltd. (4)	23,446,670	5.36

(1) The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. We have relied upon information supplied by BlackRock, Inc. in a Schedule 13G furnished to us reporting information as of December 31, 2011. According to the Schedule 13G, BlackRock, Inc. had sole voting and dispositive power over 33,556,378 shares.

(2) The address of State Street Corporation (“State Street”) and State Street Bank and Trust Company (“State Street B & T”) is State Street Financial Center, One Lincoln Street, Boston, MA 02111. We have relied upon information supplied by State Street and State Street B & T in a Schedule 13G furnished to us reporting information as of December 31, 2011. According to the Schedule 13G, State Street had shared voting and dispositive power over 31,404,721 shares and State Street B & T had shared voting and dispositive power over 21,930,994 shares. State Street held shares of common stock of the Company as independent trustee in trust funds for employee savings, thrift and similar employee benefit plans of the Company and its subsidiaries (“Company Trust Funds”). In addition, State Street is trustee for various third party trusts and employee benefit plans. The common stock held by the Company Trust Funds is allocated to participants’ accounts and such stock or the cash equivalent will be distributed to participants upon termination of employment or pursuant to withdrawal rights. For purposes of the reporting requirements of the Exchange Act, State Street is deemed to be a beneficial owner of such securities; however, State Street expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3) The address of T. Rowe Price Associates, Inc. (“Price Associates”) is 100 E. Pratt Street, Baltimore, MD 21202. We have relied upon information supplied by Price Associates in a Schedule 13G furnished to us reporting information as of December 31, 2011. According to the Schedule 13G, Price Associates had sole voting power over 9,296,652 shares and sole dispositive power over 30,761,958 shares. The securities are owned by various individual and institutional investors, which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4) The address of Invesco Ltd. is 1555 Peachtree Street NE, Atlanta, GA 30309. We have relied upon information supplied by Invesco Ltd. in a Schedule 13G furnished to us reporting information as of December 31, 2011. According to the Schedule 13G, Invesco Ltd. had sole voting power over 22,656,409 shares, sole dispositive power over 23,406,370 shares and shared dispositive power over 40,300 shares.

Security Ownership of Management

The following table sets forth the number of shares of our common stock beneficially owned by each of our directors and NEOs, and by all of our directors and executive officers as a group, as of March 13, 2012, the record date for our 2012 annual meeting.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shares of Common Stock Held (#)(1)	Stock Units Owned (#)(2)	Percentage of Class (%)
Non-Employee Directors
David. J. Bronczek	39,578	4,249	*
Ahmet C. Dorduncu	4,900	-	*
Stacey J. Mobley	30,887	-	*
Joan E. Spero	-	6,906	*
John L. Townsend, III	29,833	-	*
John F. Turner	32,459	-	*
William G. Walter	-	69,189	*
Alberto Weisser	14,382	36,021	*
J. Steven Whisler	1,000	49,891	*

Named Executive Officers
John V. Faraci	1,803,838	2,237	*
Tim S. Nicholls	227,911	3,653	*
Carol L. Roberts	277,288	2,185	*
Thomas G. Kadien	210,497	-	*
Mary A. Laschinger	220,225	2,115	*
Mark S. Sutton	194,494	1,987	*
All directors and executive officers as a group (22 persons)	4,196,066	198,993	1.01

* Indicates less than 1 percent of the class of equity securities.

(1) Includes securities over which the individual has, or, with another shares, directly or indirectly, voting or investment power, including ownership by certain relatives and ownership by trusts for the benefit of such relatives. Includes shares that may be acquired by exercise of stock options currently exercisable, regardless of whether the exercise price of such options exceeds the current market price, as follows: 176,000 shares for Mr. Faraci; 14,375 shares for Mr. Nicholls; 33,500 shares for Ms. Roberts; 40,000 shares for Mr. Kadien; 15,700 shares for Ms. Laschinger; 29,250 shares for Mr. Sutton; and 468,525 shares for all directors and executive officers as a group.

(2) Represents stock equivalent units owned by our NEOs under the International Paper Company Deferred Compensation Savings Plan or by our directors under the Restricted Stock and Deferred Compensation Plan for Non-Employee Directors. These units will be paid out in cash and are not convertible into shares of common stock. Accordingly, these units are not included as shares of common stock beneficially owned.

Equity Compensation Plan Information

The following table provides information as of December 31, 2011, regarding compensation plans under which our equity securities are authorized for issuance.

	(a)		(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)		Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
Equity compensation plans approved by security holders	15,556,786	(1)	$38.13	18,607,233
Equity compensation plans not approved by security holders	-		-	-
Total	15,556,786	(1)	$38.13	18,607,233

(1) Amount does not include 8,100 shares to be issued under the plan of an acquired company. No additional shares may be granted under this plan.

Map to The Ritz-Carlton, Westchester, for 2012 Annual Shareowners Meeting

For assistance with directions, please contact The Ritz-Carlton, Westchester, at (914) 946-5500.

6400 Poplar Avenue

Memphis, Tennessee 38197

Printed on Accent® Opaque 40# Smooth Finish, made by our employees at the Ticonderoga Mill.

INTERNATIONAL PAPER COMPANY

C/O SHAREOWNER SERVICES

P.O. BOX 3500

SOUTH HACKENSACK, NJ 07606-3500

VOTE BY INTERNET - www.proxyvote.com

You may use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT May 6, 2012, except that participants in the International Paper Company Salaried Savings Plan or International Paper Company Hourly Savings Plan must provide voting instructions on or before 11:59 P.M. EDT May 3, 2012. Have your proxy card in hand when you access the web site and follow the instructions on that site.

ELECTRONIC DELIVERY OF FUTURE SHAREOWNER COMMUNICATIONS

If you would like to reduce the costs incurred by International Paper Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareowner communications electronically in future years.

VOTE BY PHONE 1-800-690-6903

You may use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT May 6, 2012, except that participants in the International Paper Company Salaried Savings Plan or International Paper Company Hourly Savings Plan must provide voting instructions on or before 11:59 P.M. EDT May 3, 2012. Have your proxy card in hand when you call and then follow the instructions the “Vote Voice” provides you.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to International Paper Company, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717 so that it is received by May 6, 2012. Voting instructions provided by participants in the International Paper Company Salaried Savings Plan or International Paper Company Hourly Savings Plan must be received by May 3, 2012.

If you or your duly appointed proxy holder are planning to attend the annual meeting of shareowners on May 7, 2012, please check the box in the space indicated on the proxy card below, or so indicate when you vote by Internet or phone, and an admittance card will be held for you at the meeting. If you wish to attend the annual meeting and vote the shares in person, please see “How do I attend the annual meeting?” in the proxy statement.

TO VOTE BY MAIL, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY/VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTERNATIONAL PAPER COMPANY

The Board of Directors recommends a vote “FOR” each of the nominees listed under Item 1.

Item 1 – Election of Directors (one-year term)

	For	Against	Abstain
Nominees: 1a.) David J. Bronczek 1b.) Ahmet C. Dorduncu 1c.) John V. Faraci	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐
1d.) Stacey J. Mobley 1e.) Joan E. Spero 1f.) John L. Townsend, III 1g.) John F. Turner 1h.) William G. Walter 1i.) J. Steven Whisler	☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐

The Board of Directors recommends a vote “FOR” Items 2 and 3.

	For	Against	Abstain
Item 2 – Ratification of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for 2012	☐	☐	☐

Item 3 – Approval of the Non-Binding Resolution to Approve the Compensation of the Company’s Named Executive Officers	☐	☐	☐

The Board of Directors recommends a vote “AGAINST” Item 4.

	For	Against	Abstain

Item 4 – Shareowner Proposal Concerning Shareowner Action by Written Consent	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy/voting instruction card, when properly executed, will be voted in the manner directed herein by the undersigned shareowner. If no direction is made, this proxy/voting instruction card will be voted FOR all of the nominees in Item 1, FOR the Proposals in Items 2 and 3, and AGAINST Item 4. If you are a participant in one or more of the plans shown on the reverse side of this proxy/voting instruction card, the shares will be voted by the Trustee in its discretion.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting.	Yes ☐ No ☐

Please sign exactly as your name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership or LLC, please sign in firm name by authorized partner or member.

Signature (PLEASE SIGN WITHIN BOX)/Date	Signature(Joint Owners)/Date

INTERNATIONAL PAPER COMPANY

SHAREOWNER PROXY AND CONFIDENTIAL VOTING INSTRUCTION CARD

ANNUAL MEETING OF SHAREOWNERS – MONDAY, MAY 7, 2012

THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INTERNATIONAL PAPER COMPANY AND BY THE TRUSTEES OF THE PLANS LISTED BELOW. THIS MAY ONLY BE USED AT THE ANNUAL MEETING OF SHAREOWNERS, TO BE HELD ON MAY 7, 2012, AT 11 A.M. EDT AT THE RITZ-CARLTON, WESTCHESTER, LOCATED AT THREE RENAISSANCE SQUARE IN WHITE PLAINS, NEW YORK 10601, AND AT ANY ADJOURNMENT THEREOF.

If you are a registered shareowner, by submitting this proxy you are appointing John V. Faraci, Carol L. Roberts and Sharon R. Ryan, jointly or individually, as proxies with power of substitution, to vote all shares you are entitled to vote at the Annual Meeting of Shareowners on May 7, 2012, and any adjournment thereof. If no direction is made on the reverse side, this proxy will be voted FOR all nominees in Item 1, FOR Items 2 and 3, and AGAINST Item 4. The proxies are authorized to vote upon such other business as may properly come before the meeting.

If you are a participant in either the International Paper Salaried Savings Plan or the International Paper Hourly Savings Plan, by signing this proxy/voting instruction card, you are instructing your Trustee to vote the shares of common stock in accordance with your voting instructions. The Trustees under each of the plans have authorized Broadridge as an agent to tabulate the votes. Any shares held by the Trustee for which it has not received voting instructions by Internet, phone or mail by 11:59 P.M. EDT May 3, 2012, will be voted by the Trustee in its discretion. Plan participants may attend the meeting but may only vote these shares by submitting voting instructions by Internet, phone or mail by 11:59 P.M. EDT May 3, 2012.

The proxies are instructed to vote as indicated on the reverse side. This proxy revokes all prior proxies given by you. Please sign on the reverse side exactly as your name or names appear(s) there. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership or LLC, please sign in firm name by authorized partner or member.

Address Changes/Comments:

(If you noted any address changes/comments, please mark the corresponding box on the reverse side.)

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on May 7, 2012:

A Form of Proxy, the Proxy Statement and the Annual Report are Available at http://materials.proxyvote.com/460146